UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GREAT AMERICAN FINANCIAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $1.00 per share, of Great American Financial Resources, Inc. (“GAFRI Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

9,208,886 shares of GAFRI Common Stock and the extinguishment of up to 3,500,000 options to purchase GAFRI Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of 9,208,886 shares of GAFRI Common Stock multiplied by the per share merger consideration of $24.50, plus (B) up to $10,000,000 payable in connection with the extinguishment of outstanding options to purchase GAFRI Common Stock. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum of (A) and (B) in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$235,617,707

(5)	Total fee paid:

$7,233.46

☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

Schedule 13E-3

(3)	Filing Party:

Great American Financial Resources, Inc./American Financial Group, Inc./GAFRI Acquisition Corp.

(4)	Date Filed:

June 14, 2007

June __, 2007
To the Stockholders of Great American Financial Resources, Inc.:
Dear Stockholder:
     On May 17, 2007, the Board of Directors of Great American Financial Resources, Inc., a Delaware corporation (“GAFRI” or the “Company”), acting upon the unanimous recommendation of a special committee of independent directors, approved an Agreement and Plan of Merger providing for the merger of the Company with GAFRI Acquisition Corp. (“GAC”), a Delaware corporation and wholly-owned subsidiary of American Financial Group, Inc., an Ohio corporation (“AFG”). If the merger is completed, you will be entitled to receive $24.50 in cash, without interest, for each share of the GAFRI common stock that you own, and the Company will be wholly-owned by AFG.
     You will be asked, at a special meeting of the Company’s stockholders, to vote to approve the Agreement and Plan of Merger. The Board of Directors, acting on the unanimous recommendation of the special committee, has determined that the Agreement and Plan of Merger and the merger are advisable, fair to, and in the best interests of the Company and its public stockholders (by which we mean, for purposes of this proxy statement, stockholders of the Company other than AFG and its subsidiaries, including GAFRI or any of its subsidiaries) and approved and adopted the Agreement and Plan of Merger. The Board of Directors (with Messrs. Carl H. Lindner, S. Craig Lindner, Kenneth C. Ambrecht, Charles R. Scheper and William R. Martin abstaining) recommends that the Company’s stockholders vote “FOR” the approval of the Agreement and Plan of Merger. AFG, which beneficially owns approximately 81% of the outstanding shares of GAFRI common stock, has determined to vote its shares and to cause its subsidiaries to vote their shares in favor of the Agreement and Plan of Merger.
     The date, time and place of the special meeting to consider and vote upon the Agreement and Plan of Merger will be ___, 2007 at 11:00 a.m. local time at The Cincinnatian Hotel, Sixth and Vine Streets, Cincinnati, Ohio 45202.
     The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.
     Your vote is very important. The merger cannot be completed unless the Agreement and Plan of Merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of GAFRI common stock entitled to vote on it. If you fail to vote on the Agreement and Plan of Merger, the effect will be the same as a vote against the approval of the Agreement and Plan of Merger.

     Whether or not you plan to attend the special meeting and regardless of the number of shares of GAFRI common stock that you own, please vote your shares by proxy by telephone or mail to ensure that your shares are voted at the special meeting. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards.
     Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting and wish to vote in person.
     Please do not send any certificates for your shares at this time. If the merger is completed, you will receive a letter of transmittal with instructions as to how you exchange your shares for the merger consideration.
     Thank you for your cooperation and continued support.
Very truly yours,
GREAT AMERICAN FINANCIAL RESOURCES, INC.
Mark F. Muething
Executive Vice President, General
Counsel and Secretary
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
     The proxy statement, dated                     , 2007, is first being mailed to stockholders on or about                     , 2007.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD                     , 2007
     Notice is hereby given that a special meeting of stockholders of Great American Financial Resources, Inc., a Delaware corporation (“GAFRI”), will be held on ___, 2007 at 11:00 a.m. local time at The Cincinnatian Hotel, Sixth and Vine Streets, Cincinnati, Ohio 45202, for the following purposes:
(1)	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 17, 2007, by and among GAFRI, American Financial Group, Inc. (“AFG”) and GAFRI Acquisition Corp. (“GAC”), which provides for the merger of GAC, a wholly-owned subsidiary of AFG, with and into GAFRI, with GAFRI continuing as the surviving corporation, and the conversion of each outstanding share of common stock of GAFRI (other than shares held by stockholders who perfect their appraisal rights under Delaware law, shares held by GAFRI as treasury shares or otherwise and shares held by AFG or any subsidiary of AFG) into the right to receive $24.50 in cash.

(2)	To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate.

(3)	To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.
     Stockholders of record at the close of business on                     , 2007 are entitled to notice of, and to vote at, the special meeting or any adjournments thereof.
     The Agreement and Plan of Merger and the merger are described in the accompanying proxy statement and a copy of the Agreement and Plan of Merger is attached to the proxy statement as Appendix A. We urge you to read the entire proxy statement and the Agreement and Plan of Merger carefully.
     If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy.
     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all stockholders execute, date and return the proxy using the enclosed envelope to which no postage need be affixed if mailed in the United States.
By Order of the Board of Directors,
                    , 2007

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
PLEASE DO NOT SEND YOUR GAFRI COMMON STOCK CERTIFICATES TO US AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING SURRENDER OF YOUR CERTIFICATES.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING THE INSTRUCTIONS SET FORTH ON PAGE ___OF THE ACCOMPANYING PROXY STATEMENT. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

Proxy Statement

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Appendix A	Agreement and Plan of Merger, dated as of May 17, 2007, by and among Great American Financial Resources, Inc., American Financial Group, Inc. and GAFRI Acquisition Corp.	A-1

Appendix B	Opinion of Cochran Caronia Waller LLC, dated May 17, 2007	B-1

Appendix C	Section 262 of the Delaware General Corporation Law	C-1
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SUMMARY TERM SHEET
     The next several pages summarize the material terms of the transaction detailed in this proxy statement but might not contain all of the information that is important to you. You are urged to read this proxy statement carefully and in its entirety, including the appendices, and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Stockholders Can Find More Information” beginning on page ___.
     In this proxy statement, the terms “we,” “us,” “our,” “GAFRI” and the “Company” refer to Great American Financial Resources, Inc. and, where appropriate, its subsidiaries.
•	Parties Involved in the Proposed Transaction (Page ___)
•	GAFRI is a Delaware corporation and a holding company that markets retirement products, primarily fixed, indexed and variable annuities, and various forms of supplemental insurance through its subsidiaries, including Great American Life Insurance Company, Annuity Investors Life Insurance Company, Loyal American Life Insurance Company, United Teacher Associates Insurance Company, Continental General Insurance Company and Central Reserve Life Insurance Company.

•	American Financial Group, Inc., which we refer to as AFG, is a holding company that, through subsidiaries, is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and, through GAFRI and its subsidiaries, in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. AFG currently owns approximately 81% of GAFRI’s outstanding common stock.

•	GAFRI Acquisition Corp, which we refer to as GAC, is a newly-formed Delaware corporation and a wholly-owned subsidiary of AFG. AFG formed GAC for the sole purposes of entering into the merger agreement and completing the merger contemplated by the merger agreement.
•	The Proposed Transaction (Page ___)
     You will be asked to consider and vote upon approval of the Agreement and Plan of Merger, dated as of May 17, 2007, among the Company, AFG and GAC, which we refer to in this proxy statement as the merger agreement. The merger agreement provides that GAC will be merged with and into the Company, and each outstanding share of common stock, par value $1.00 per share, of the Company, which we refer to in this proxy statement as the GAFRI common stock, other than shares held by stockholders who perfect their appraisal rights under Delaware law, shares held by GAFRI as treasury shares or otherwise and shares held by AFG or any subsidiary of AFG, will be converted into the right to receive $24.50 in cash, without interest and less any required withholding taxes.

•	GAFRI Will Hold a Special Meeting of its Stockholders to Consider Approval of the Merger and the Meeting Adjournment Proposal (Page ___)
     Date, Time and Place (Page ___). The special meeting will be held on                     , 2007 at 11:00 a.m., local time, at The Cincinnatian Hotel, Sixth and Vine Streets, Cincinnati, Ohio 45202.
     Record Date and Voting (Page ___). Only stockholders who hold shares of GAFRI common stock at the close of business on                     , 2007, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of GAFRI common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were                     shares of GAFRI common stock outstanding.
     Vote Required (Page ___). For us to complete the merger under Delaware law, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” the approval of the merger agreement. A failure to vote your shares of GAFRI common stock or an abstention from voting will have the same effect as a vote against the merger.
•	Because AFG Controls a Majority of GAFRI’s Outstanding Shares, Approval of the Merger is Assured
     As of the record date, AFG beneficially owned approximately 81% of GAFRI’s outstanding shares. AFG has determined to vote its shares and to cause its subsidiaries to vote their shares in favor of the merger agreement. In addition, executive officers and directors of GAFRI and AFG who, in the aggregate beneficially own approximately ___% of GAFRI’s outstanding shares, have expressed their intent to vote in favor of the merger agreement. As a result, approval of the merger agreement is assured.
•	GAFRI Stockholders Will Have Appraisal Rights (Page ___)
     You have the right under Delaware law to dissent from the adoption and approval of the merger agreement and to exercise appraisal rights and receive payment in cash for the fair value of your shares of GAFRI common stock in the event the merger is completed. The fair value of each share of GAFRI common stock as determined in accordance with Delaware law may be more or less than the per share merger consideration to be paid to non-dissenting stockholders in the merger. To preserve your appraisal rights, you must NOT vote in favor of approval of the merger agreement, you must NOT return a signed but not voted proxy card, and you must follow specific procedures required under Delaware law. You must follow these procedures precisely in order to exercise your appraisal rights, or you may lose them. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern those procedures are attached as Appendix C. We encourage you to read these provisions carefully and in their entirety and to consult your legal advisor.
•	When the Merger Will be Completed
     We anticipate completing the merger on the date of the stockholders’ special meeting, subject to approval of the merger agreement by the Company’s stockholders and the satisfaction of the other closing conditions.
•	Certain Effects of the Merger (Page ___)
     If the merger agreement is approved by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, GAC will be merged with and into the Company, the separate corporate existence of GAC will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the merger.
•	GAFRI Stockholders Will Receive $24.50 in Cash For Each Share of GAFRI Common Stock They Own (Page ___)
     Upon the completion of the merger, each issued and outstanding share of GAFRI common stock held by our public stockholders (by which we mean stockholders holding shares other than shares held by GAFRI as treasury shares or otherwise and shares held by AFG or any subsidiary of AFG), except for shares held by stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $24.50 in cash.
•	How Outstanding Options Will Be Treated (Page ___)
     In the merger, vested employee stock options will be extinguished in exchange for a cash payment by GAFRI to each holder of an option of an amount equal to the positive number difference, less applicable taxes, between $24.50 and the applicable option exercise price multiplied by the number of shares of GAFRI common stock formerly subject to an option. We refer to this amount as the “option payment amount”. In addition, so long as a holder of an option is an employee of GAFRI, AFG or any subsidiary of either of them at the vesting dates (as set forth in a GAFRI employee stock option plan or document evidencing a grant of an employee stock option), GAFRI shall pay the option payment amount as soon as practicable after such vesting dates in 2008, 2009, 2010 and 2011. GAFRI directors have agreed that their vested and unvested stock options also will be extinguished upon the consummation of the merger in exchange for the option payment amount to the extent there is a positive difference, less applicable taxes, between $24.50 and the applicable option exercise price. Options for which the exercise price exceeds $24.50 per share will be cancelled. Also, as of the effective time of the merger, GAFRI will take all action necessary to provide for the termination of its agent stock option plans or agreements and the extinguishment of all rights under such plans and agreements.
•	Recommendation of the Board of Directors (Page ___)
     Our Board of Directors, which we sometimes refer to as the Board, began the process on February 22, 2007, to form a special committee of independent GAFRI directors who are neither employed by or otherwise affiliated with GAFRI, or who do not have a financial interest in the merger different than GAFRI’s public shareholders. Initially, Mr. Ronald G. Joseph was the only GAFRI director deemed eligible to meet these qualifications. On March 1st, 2007 the Board acted to appoint Mr. Joseph Tomain as a director and appointed him to serve as the second member of the special committee. On March 16, 2007, the Board acted to appoint L. Thomas Hiltz as a member of the Board and appointed him to serve as the third member of the special committee. As a result, the special committee consists of Messrs. Ronald G. Joseph, L. Thomas Hiltz and Joseph P. Tomain. The special committee was formed for the purpose of reviewing, evaluating and, as appropriate, rejecting or accepting and negotiating with respect to the proposal made by AFG on February 22, 2007 that GAFRI common stock be acquired, and to make the related recommendation to our full Board of Directors regarding the AFG proposal. The special committee unanimously determined that the merger agreement and the merger are advisable, substantively and procedurally fair to, and in the best interests of the Company and its public stockholders. Our Board of Directors, acting upon the unanimous determination of the special committee, has determined that the merger agreement and the merger are advisable, substantively and procedurally fair to, and in the best interests of the Company and its public stockholders, approved and adopted (with Messrs. Carl H. Lindner, S. Craig Lindner, Kenneth C. Ambrecht, Charles R. Scheper and William R. Martin abstaining, because of potential conflicts of interest with respect to the proposed transaction) the merger agreement and recommended that the Company’s stockholders vote “FOR” the approval of the merger agreement.
     For the factors considered by our Board of Directors in reaching its decision to approve and adopt the merger agreement and the merger, see “Special Factors — The Special Committee”; and “Special Factors—Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger.”
•	Opinion of the Special Committee’s Financial Advisor (Page ___)
     Cochran Caronia Waller LLC, which we sometimes refer to as CCW, delivered its written opinion to the special committee and to our Board of Directors that, as of May 17, 2007 and based upon and subject to the factors and assumptions set forth therein, the $24.50 in cash per share to be received by the public stockholders (by which we mean, for purposes of this proxy statement, stockholders of the Company other than AFG and its subsidiaries, including, GAFRI and its subsidiaries) pursuant to the merger agreement was fair from a financial point of view to such holders.
     The full text of the written opinion of CCW, dated May 17, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement. CCW provided its opinion for the information and assistance of the special committee and our Board of Directors in connection with their consideration of the proposal made by AFG. The CCW opinion is not a recommendation as to how any holder of GAFRI common stock should vote with respect to the merger. Pursuant to an engagement letter between GAFRI and CCW, GAFRI has agreed to pay CCW a fee for its advisory services, a portion of which was payable upon the issuance of any written opinion by CCW.
•	AFG and Our Directors and Executive Officers Have Interests in the Transaction that May Be Different From, or in Addition to, Interests of GAFRI’s Public Stockholders Generally (Page ___)
     AFG and certain of its affiliates beneficially own approximately 81% of the outstanding shares of GAFRI common stock, but may enjoy additional benefits in connection with the merger that will not be shared by the public stockholders generally, to the extent that AFG and holders of AFG common stock are better served by paying as low a price per share of GAFRI common stock as possible.
     In the merger, vested employee stock options and vested and unvested director stock options will be extinguished in exchange for a cash payment by GAFRI to each holder of an option as set forth above under “How Outstanding Options Will Be Treated.”
     The merger agreement provides that GAFRI will, or will cause the surviving corporation to, (i) honor all rights to indemnification existing in favor of our current and former officers and directors for acts and omissions occurring before the completion of the merger, (ii) not amend the provisions relating to indemnification or exculpation of the liability of directors in the surviving corporation’s organizational documents (in a manner adverse to the current or former directors and officers) and (iii) for six years after the completion of the merger and, subject to certain conditions, maintain GAFRI’s current officers’ and directors’ liability insurance.
•	A Number of Conditions Must Be Satisfied or Waived to Complete the Merger (Page ___)
     The obligations of AFG, GAFRI and GAC to complete the merger are subject to various conditions, including:
•	the approval of the merger agreement by holders of a majority of the shares of GAFRI common stock outstanding on the record date;

•	the absence of any law or governmental order prohibiting or disallowing the merger or any governmental proceeding seeking such an order;

•	the representations and warranties of each of GAFRI, AFG and GAC with respect to organization and authorization (in addition to the representations and warranties of GAFRI with respect to capitalization) shall be true and correct in all respects with regard to any such representations containing limitations as to materiality or material adverse effect and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the effective time of the merger (or, to the extent such representations and warranties speak as of a earlier date, they need only be true and correct in all respects as of such earlier date);

•	the representations and warranties of each of GAFRI, AFG and GAC (other than the representations and warranties referred to in the immediately preceding paragraph) shall be true and correct in all respects when made and as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to any limitations as to materiality or material adverse effect, except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have a material adverse effect on each such party; and

•	the parties shall have performed in all material respects their agreements and covenants in the merger agreement that are required to be performed at or prior to the effective time of the merger.
     See “Terms of the Merger — Conditions to the Merger” beginning on page ___.
•	Limitations on Solicitation of Competing Proposals (Page ___)
     Pursuant to the merger agreement, we have agreed not to initiate, solicit or facilitate from third parties any proposals for an alternative transaction while the merger is pending. AFG stated in its proposal letter to GAFRI dated February 22, 2007, and AFG has reiterated to GAFRI on multiple occasions since such time, that AFG is not interested in pursuing a sale of its interest in GAFRI.
•	How the Merger May Be Terminated (Page ___)
     AFG and GAFRI may mutually agree to terminate the merger agreement at any time upon the mutual written consent of the parties. With certain exceptions, any of AFG, GAC or GAFRI may also terminate the merger agreement at any time if:
•	the merger has not occurred on or before September 30, 2007;

•	any governmental entity issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, which order or other action becomes final and nonappealable; or

•	GAFRI stockholder approval is not obtained.

     AFG may also terminate the merger agreement at any time if, with certain exceptions:
•	our Board of Directors or any committee (including the special committee) of the Board withdraws, qualifies or modifies the recommendation that the holders of shares of GAFRI common stock vote for the approval of the merger agreement; or

•	there is a breach by GAFRI of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a closing condition and which has not been cured or is not capable of being cured within twenty (20) business days following receipt by GAFRI of written notice from GAFRI and GAC of such breach.
     GAFRI may also terminate the merger agreement at any time if, with certain exceptions, there is a breach by AFG or GAC of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a closing condition and which has not been cured or is not capable of being cured within twenty (20) business days following receipt by GAFRI or GAC of written notice from GAFRI of such breach.
•	Purposes, Reasons and Plans for GAFRI after the Merger (Page ___)
     The purpose of the merger for GAFRI is to enable its public stockholders to immediately realize the value of their investment in the Company through their receipt of the per share merger consideration of $24.50 in cash, representing a premium of approximately 15% to the $21.31 closing price of the GAFRI common stock on The New York Stock Exchange on February 15, 2007 (being the last trading day one week prior to the announcement of the proposed transaction). For the reasons discussed under “Special Factors—Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger,” the Board of Directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, substantively and procedurally fair to, and in the best interests of, the Company and its public stockholders. After the merger GAFRI’s operations will continue as they had before it.

•	Financing of the Merger (Page ___)
     The merger and the related transaction will be funded by GAFRI’s excess capital and/or by borrowings from AFG. GAFRI and AFG estimate that the total amount of funds necessary to complete the proposed merger is approximately $235 million, which includes approximately $225 million to be paid to the Company’s public stockholders and, up to $10 million to be paid to holders of options. AFG will also guarantee the debt of GAFRI and its subsidiaries in the merger.
•	Tax Considerations For GAFRI Stockholders (Page ___)
     Generally, the merger will be taxable to our stockholders for U.S. federal income tax purposes. A holder of GAFRI common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the GAFRI common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition by AFG of GAFRI shares not already beneficially owned by AFG so that AFG becomes the beneficial owner of 100% of GAFRI’s common stock. This is proposed to be accomplished through the merger of GAC and GAFRI pursuant to the merger agreement among GAFRI, AFG and GAC. If the merger agreement is approved by GAFRI stockholders and the other closing conditions under the merger agreement have been satisfied or waived, GAC will merge with and into GAFRI and thereafter cease to exist, and GAFRI will be the surviving corporation and will become a wholly-owned subsidiary of AFG.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will receive $24.50 in cash, without interest and less any required withholding taxes, for each share of GAFRI common stock that you own. You will not be entitled to retain any interest in GAFRI or to receive any shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place on , 2007 starting at 11:00 A.M. local time at The Cincinnatian Hotel, Sixth and Vine Streets, Cincinnati, Ohio 45202.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:
•	to approve the merger agreement;

•	to approve the adjournment of the special meeting, if necessary or appropriate; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What vote of our stockholders is required to approve the merger agreement?

A:	For us to complete the merger, under Delaware law, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” the approval of the merger agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against approval of the merger agreement. As of the record date, AFG beneficially owned approximately 81% of the outstanding GAFRI common stock. AFG has determined to vote its shares and cause its subsidiaries to vote their shares in favor of the merger agreement. In addition, executive officers and directors of GAFRI and AFG who, in the aggregate beneficially own ___% of GAFRI’s shares, have expressed their intent to vote in favor of the merger agreement. As a result, approval of the merger agreement is assured.

Q:	Why did GAFRI’s Board of Directors form the special committee?

A:	Our Board of Directors believed that a special committee, comprised entirely of independent directors of GAFRI who are not officers or employees of GAFRI, are not affiliates of AFG and who have no financial interest in the merger different from our public stockholders, should be formed to eliminate any conflict of interest in evaluating and, as appropriate, rejecting or accepting and negotiating the merger and recommending as appropriate the terms of the merger agreement to the full Board of Directors. The members of the special committee are Messrs. Ronald G. Joseph, L. Thomas Hiltz and Joseph P. Tomain. The special committee independently selected and retained legal counsel and a financial advisor to assist it in deliberations.

Q:	What was the result of the special committee’s deliberations?

A:	The special committee determined that the merger was fair from a financial point of view to our public stockholders. This recommendation is based, in part on an opinion from the special committee’s financial advisor, CCW, that, as of May 17, 2007, based on and subject to the assumptions, limitations, and qualifications set forth in such opinion, the $24.50 per share merger consideration that our public stockholders will receive in the merger was fair from a financial point of view to such stockholders. You should read “Special Factors—The Special Committee,” “Special Factors—Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger” and “Special Factors—Opinion of the Special Committee’s Financial Advisor” for a discussion of the factors that the special committee considered in deciding to recommend the approval of the merger agreement.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	Acting upon the unanimous determination of the special committee, our Board of Directors (with Messrs. Carl H. Lindner, S. Craig Lindner, Kenneth C. Ambrecht, Charles R. Scheper and William R. Martin abstaining, because of potential conflicts of interest with respect to the proposed transaction) recommends that our stockholders vote “FOR” the approval of the merger agreement and “FOR” the adjournment proposal. You should read “Special Factors—The Special Committee” and “Special Factors—Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger” for a discussion of the factors that our Board of Directors considered in deciding to recommend the approval of the merger agreement. See also “Special Factors—Interests of Certain Persons in the Merger.”

Q:	What effects will the proposed merger have on GAFRI?

A:	As a result of the proposed merger, GAFRI will cease to be a publicly traded company and will be wholly-owned by AFG, and you will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, will be terminated upon application to the SEC. In addition, upon consummation of the merger, our common stock will no longer be listed on the New York Stock Exchange or any other stock exchange or quotation system.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved by the Company’s stockholders or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of Company common stock will continue to be listed and traded on the New York Stock Exchange.

Q:	How do I vote my shares of GAFRI common stock?

A:	Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of GAFRI common stock directly in your name as a registered stockholder or through a broker or other nominee because this will determine the procedure that you must follow in order to vote. If you are a registered holder of GAFRI common stock (that is, if you hold your GAFRI common stock in certificate form), you may vote in any of the following ways:
•	in person at the special meeting — complete and sign the enclosed proxy card and bring it to the special meeting;

•	by mail — complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible; or

•	by telephone – call 1-800-PROXIES (1-800-776-9437).
     If you are a non-registered holder of shares of common stock of GAFRI (which for purposes of this proxy statement means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail and whether you will be able to vote by telephone.
     If you are an employee of GAFRI, any shares in your retirement and savings plan account and stock purchase plan account will be voted in accordance with your instructions, if indicated. If your proxy card is signed, but does not indicate your voting preferences, we have been advised by the retirement and savings plan administrator and the plan trustee that your shares will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your shares of GAFRI common stock will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the meeting adjournment proposal. GAFRI’s management does not currently intend to bring any other proposals to the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment.

Q:	What happens if I abstain from voting on a proposal?

A:	If you return your proxy card with instructions to abstain from voting on either proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to either proposal has the legal effect of a vote “AGAINST” the proposal.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement. Such failure will have no legal effect with respect to the vote on the meeting adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of GAFRI common stock, you can do this in any of the following ways:
•	by sending a written notice to the Corporate Secretary of GAFRI to the address specified below stating that you would like to revoke your proxy;

•	by completing and submitting a new, later-dated proxy card by mail to the address specified below or by recording a later telephone vote; or

•	by attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.
You should send any notice of revocation or your completed new, later-dated proxy card, as the case may be, to the Corporate Secretary of GAFRI at the company’s headquarters, 250 East Fifth Street, Cincinnati, Ohio 45202.
If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:	Your broker or other nominee will not be able to vote your shares of GAFRI common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the proposal to approve the merger agreement and the meeting adjournment proposal.

Q:	Do I have dissenters’ or appraisal rights?

A:	Yes. Under Delaware law, you have the right to dissent from the merger and, in lieu of receiving the per share merger consideration, obtain payment in cash of the fair value of each of your shares of GAFRI common stock as determined by the Delaware Chancery Court. To exercise appraisal rights, you must strictly follow the procedures prescribed by Section 262 of the Delaware General Corporation Law.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of GAFRI common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials.

You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card. If you vote by telephone, make sure you follow the instructions on each proxy card.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved and adopted and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. The parties currently expect to complete the merger on the day of the special meeting of shareholders, although there can be no assurance that we will be able to do so.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to American Stock Transfer Company, which has been designated to act as paying agent in connection with the merger. You will receive a check in the amount of cash for your shares from the paying agent after you comply with these instructions. If your shares of GAFRI common stock are held for you in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for such shares.

Q:	Should I send in my stock certificates now?

A:	No. Soon after the merger is completed, you will receive the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive a check for the cash payment of the per share merger consideration for each share of GAFRI common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Q:	What should I do now?

A:	After you read and consider carefully the information contained in this proxy statement, please submit your proxy as soon as possible so that your shares may be represented at the special meeting. If your shares of GAFRI common stock are registered in your own name, you may submit your proxy by filling out and signing the proxy card and then mailing your signed proxy card in the enclosed prepaid return envelope. If your shares are held in “street name” you should follow the directions your broker, bank or other nominee provides.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Mark F. Muething, Secretary and General Counsel of GAFRI, at (513) 333-5515 or mmuething@gafri.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This proxy statement and the documents incorporated by reference into this proxy statement contain certain “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking words such as “anticipates”, “believes”, “expects”, “estimates”, “intends”, “plans”, “seeks”, “could”, “may”, “should”, “will”, or the negative version of those words or other comparable terminology. Such forward-looking statements relate to: expectations concerning market and other conditions and their effect on future premiums, revenues, earning and investment activities; recoverability of asset values; mortality and the adequacy of reserves for environmental pollution.
     Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove inaccurate. We do not represent and cannot assure you that the results contemplated in these statements will be realized. Forward-looking statements reflect our current expectations and are not guarantees of future performance. You should not place undue reliance on any forward-looking statement. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including, without limitation, the following:
•	changes in economic conditions, including interest rates, performance and volatility of securities markets, and the availability of capital;

•	trends in persistency, mortality and morbidity;

•	regulatory actions;

•	changes in regulatory and legal environments;

•	tax law changes;

•	changes in laws governing retirement savings vehicles;

•	cost of environmental clean-up at former manufacturing sites operated by the Company’s predecessor;

•	availability of reinsurance and ability of reinsurers to pay their obligations;

•	results of acquisitions;

•	competitive pressures; and

•	changes in debt and claims paying ratings.
     Forward-looking statements included in this proxy statement and documents incorporated by reference in this proxy statement are made only as of the date of this proxy statement or the document incorporated by reference, as the case may be, and under Section 27A of the Securities Act and Section 21E of the Exchange Act; we do not have any obligation to update any forward-looking statement to reflect subsequent events or circumstances.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION
Great American Financial Resources, Inc.
250 East Fifth Street
Cincinnati, Ohio 45202
     GAFRI is a Delaware corporation and a holding company that markets retirement products, primarily fixed, indexed and variable annuities, and various forms of supplemental insurance through its subsidiaries, principally including Great American Life Insurance Company, Annuity Investors Life Insurance Company, Loyal American Life Insurance Company, United Teacher Associates Insurance Company, Continental General Insurance Company and Central Reserve Life Insurance Company.
American Financial Group, Inc.
GAFRI Acquisition Corp.
One East Fourth Street
Cincinnati, Ohio 45202
     AFG is a holding company that, through subsidiaries, is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and, through GAFRI’s subsidiaries, in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.
     GAC is a newly-formed Delaware corporation and a wholly-owned subsidiary of AFG. AFG formed GAC for the sole purposes of entering into the merger agreement and completing the merger contemplated by the merger agreement.
THE SPECIAL MEETING
General
     The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of stockholders to be held on                     , 2007, at 11:00 a.m., local time, or at any adjournments of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at The Cincinnatian Hotel, Sixth and Vine Streets, Cincinnati, Ohio 45202. GAFRI intends to mail this proxy statement and the accompanying proxy card on or about                     , 2007 to all stockholders entitled to vote at the special meeting.
     At the special meeting, stockholders will be asked to consider and vote upon proposals to:
•	approve the merger agreement which provides for the merger of GAC with and into GAFRI, with GAFRI continuing as the surviving corporation in the merger, and the conversion of each outstanding share of GAFRI common stock held by public stockholders (other than shares held by stockholders who perfect their appraisal rights under Delaware law) into the right to receive $24.50 in cash;

•	adjourn the special meeting if necessary or appropriate; and

•	transact such other business as may properly come before the special meeting or any adjournments of the special meeting.
     GAFRI does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.
Record Date and Voting Information
     Stockholders of record of GAFRI common stock at the close of business on                     , 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. At the close of business on the record date,                     shares of GAFRI common stock were outstanding and entitled to vote. Each holder of record of GAFRI common stock on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting for each share held. If you sell or transfer your shares of GAFRI common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote at the special meeting.
     All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as approval of the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.”
Quorum
     Shares entitled to vote at the special meeting may take action on a matter at the special meeting only if a quorum of those shares exists with respect to that matter. Accordingly, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of GAFRI common stock entitled to vote at the special meeting is necessary and sufficient to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, other than for the purpose of objecting to the special meeting or the transacting of business at the special meeting, it will be deemed present for purposes of determining whether a quorum exists.
     Any shares of GAFRI common stock held in treasury by GAFRI are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.

     Shares represented by proxies reflecting abstentions and properly executed broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.
Required Vote
     The affirmative vote of a majority of the shares of GAFRI common stock outstanding on the record date is required to approve the merger agreement and the transactions contemplated thereby, including the merger. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the shares of GAFRI common stock present and entitled to vote at the special meeting.
     As of the record date, AFG beneficially owned approximately 81% of GAFRI’s outstanding shares. AFG has determined to vote its shares and to cause its subsidiaries to vote their shares in favor of the merger agreement. In addition, executive officers and directors of GAFRI and AFG who, in the aggregate beneficially own approximately ___% of GAFRI’s outstanding shares, have expressed their intent to vote in favor of the merger agreement. As a result, approval of the merger agreement is assured.
     Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement. In the case of the meeting adjournment proposal, a failure to vote or a vote to abstain will have no effect on the outcome of the voting. A broker non-vote will have the same effect as a vote against approval of the meeting adjournment proposal.
     If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn in the interim.
Proxies and Revocation of Proxies
     Registered stockholders may vote by using a toll-free telephone number, by completing a proxy form and mailing it to the proxy tabulator, or by attending the meeting and voting in person. The telephone voting facilities will open following the mailing of materials on ___, 2007, and close at 9:00 a.m. Eastern Daylight Savings Time on the meeting date. The telephone voting procedures are designed to authenticate stockholders by use of a proxy control number to allow stockholders to confirm that their instructions have been properly recorded.
     Stockholders whose shares are held in the name of a broker, bank or other nominee should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available.
     To vote by telephone, stockholders should call 1-800-PROXIES (1-800-776-9437), using any touch-tone telephone, and have their proxy form at hand. To vote by mail, stockholders should complete and sign the bottom portion of the proxy form and return only that portion to the proxy tabulator.

     Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of the Board of Directors, without additional compensation. We will pay all costs of soliciting proxies. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and we will reimburse them for their expenses.
     Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” the meeting adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment of the meeting.
     Please do not send in stock certificates at this time. If the merger is completed, you will receive instructions regarding the procedures for exchanging your GAFRI stock certificates for the payment of the per share merger consideration.
     The execution of a proxy or vote by phone does not affect the right to vote in person at the meeting, and a proxy or vote by phone may be revoked by the person giving it prior to the exercise of the powers conferred by it. A stockholder may revoke a prior vote by writing to our Secretary at our principal offices or by properly executing and delivering a proxy bearing a later date (or recording a later telephone vote) or by voting in person at the meeting. In addition, persons attending the meeting in person may withdraw their proxies. Attending the meeting will not serve to vote your proxy unless you vote at the meeting. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.
Householding
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report may have been sent to multiple stockholders in your household. GAFRI will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call GAFRI at the following address or phone number:                                                             .
Adjournments
     If the special meeting is adjourned to a different place, date or time, GAFRI need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless the adjournment is for more than thirty (30) days or a new record date is or must be set for the adjourned meeting.

Attending the Special Meeting
     In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of GAFRI. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.
Certain Litigation
     Following the announcement of the AFG proposal on February 22, 2007, litigation was initiated by certain shareholders of GAFRI challenging the proposed transaction. See “Special Factors – Certain Litigation Regarding the Merger.”
SPECIAL FACTORS
Background of the Merger
     In September 1992, STI Group, Inc. (“STI”) reached an agreement with a subsidiary of AFG to purchase 100% of the capital stock of Great American Life Insurance Company. This acquisition was conditioned upon AFG acquiring through a tender offer and private purchase from STI no less than 80% of the outstanding common stock of STI and STI obtaining funds sufficient to finance and consummate the acquisition of Great American Life Insurance Company. This acquisition, which was consummated on December 31, 1992, resulted in a subsidiary of AFG beneficially owning slightly more than 80% of the outstanding common stock of STI (STI changed its name to American Annuity Group, Inc. and later to GAFRI). Prior to the consummation of these transactions, AFG owned approximately 39% of the outstanding shares of STI (now GAFRI).
     Members of AFG management have, from time to time, discussed the possible merits of GAFRI becoming a wholly-owned subsidiary of AFG. However, prior to February 2007 no proposal was made by AFG to GAFRI’s Board of Directors in connection with these discussions. In late 2006 and early 2007, AFG’s management, noting the availability of excess capital to AFG, considered a proposal to acquire the outstanding shares of GAFRI common stock not already owned by AFG and determined that such a transaction would be an appropriate investment of a portion of AFG’s excess capital in a specialty-based insurance business that supports AFG’s strategic initiatives. AFG’s management’s considerations with respect to GAFRI were discussed with the AFG board of directors in late 2006. In February 2007, AFG’s management asked its board of directors to consider authorizing AFG to submit to GAFRI a proposal that AFG acquire the outstanding shares of GAFRI common stock not beneficially owned by AFG so that GAFRI would become a wholly-owned subsidiary of AFG. The proposal presented by AFG’s management to its board of directors contemplated that GAFRI’s public stockholders would have the right to receive $23.50 in cash per share. The AFG Board consented to making the proposal and it was submitted to GAFRI’s Board on February 22, 2007. On April 23, 2007, AFG’s Board of Directors approved an increase of $1.00 in the per share purchase price of the GAFRI common not beneficially owned by AFG. The AFG Board unanimously approved the Merger Agreement on May 17, 2007.

AFG’s Reasons for the Merger
     AFG proposed the merger to simplify its corporate structure in a manner that provides the following benefits:
     Improvement of AFG’s Performance. AFG’s management expects that if the merger is consummated, it will increase AFG’s ability to receive a greater return than what it may currently be achieving on the investment of its excess capital. The merger would increase AFG’s investment in core specialty insurance businesses where AFG already has significant expertise while at the same time further simplifying AFG’s organizational structure. AFG’s management also believes that the merger would provide immediate expense savings and additional synergies between AFG’s and GAFRI’s businesses over time, be accretive to AFG’s earnings and improve AFG’s return on equity. Additionally, the merger would allow for easier movement of capital throughout all of AFG’s operations, which may facilitate the raising of capital by AFG in the future. AFG also believes that, after evaluating other opportunities, the merger is the best use of certain excess capital and it supports AFG’s strategic objectives.
     Facilitate Future Capital Raising. AFG believes that simplifying the corporate structure would facilitate the raising of capital by AFG in the future. As a wholly-owned subsidiary of AFG, GAFRI’s capital needs can be met with capital raised by the AFG at the parent level, similar to the method in which AFG has funded its other wholly-owned subsidiaries. Historically, GAFRI has engaged in separate capital raising transactions, normally with rates and terms less attractive than those available to AFG, because of the inability to freely move capital from AFG to GAFRI due to the structural impediment of the minority ownership.
     Elimination of GAFRI as a Reporting Company. The merger would terminate GAFRI’s obligations to file reports and other information as a public company required under the Exchange Act. The elimination of the burdens associated with public reporting and other tasks resulting from GAFRI’s public company status, including, for example, the dedication of time and resources of management and of the board to meet the various requirements of being a public company will increase management’s focus on the operations of the business. In addition, GAFRI’s expenses will decrease as a result of the elimination of costs associated with the filing of quarterly, annual or other periodic reports with the SEC or the publishing and distribution of financial information and proxy statements to its shareholders. The elimination of GAFRI’s status as a public company would also result in GAFRI no longer being required to comply separately with the requirements of the Sarbanes-Oxley Act of 2002.
The Special Committee
     On February 22, 2007, our Board of Directors authorized the formation of a special committee of independent directors of GAFRI, which we refer to as the special committee, designated Mr. Ronald Joseph as the initial member of the special committee and gave Mr. Joseph the authority to recommend to the Board the appointment of one or more additional persons to serve on the special committee. The special committee was authorized to (i) review and evaluate the terms of the transaction proposed by AFG, (ii) establish such procedures, review such information and engage such financial advisors and legal counsel as it deemed appropriate to assist it in the performance of its duties, (iii) recommend to the Board and the public stockholders of GAFRI to accept the proposed transaction, (iv) recommend to the Board and the public stockholders of GAFRI to reject the proposed transaction, and/or (v) negotiate the terms of a transaction, if any, with AFG.
     On March 1, 2007, upon the recommendation of Mr. Joseph, the Board elected Mr. Joseph Tomain, dean emeritus and a professor of law at the University of Cincinnati College of Law, as a member of the Board and appointed Mr. Tomain to serve on the special committee.
     Between February 27 and March 1, 2007, the special committee interviewed several law firms to serve as independent legal counsel to the special committee. On March 3, 2007, the special committee engaged Squire, Sanders & Dempsey, L.L.P. (“Squire Sanders”) as its legal counsel to advise it regarding its duties in connection with the proposed transaction. Thereafter on the same day the special committee met with Squire Sanders to discuss the special committee’s responsibilities, business issues which potentially would need to be addressed in connection with the proposed transaction, and the probable timeline for the transaction.
     On March 6, 2007, the special committee met with Squire Sanders and continued discussions regarding issues that potentially would need to be addressed in connection with the proposal by AFG. Counsel also advised the special committee on the special committee’s fiduciary and other legal responsibilities. Counsel further advised the special committee on the legal principles applicable to, and the legal consequences of, actions taken by the special committee with respect to any offers to acquire GAFRI, including but not limited to the AFG proposal. At this meeting, the special committee and Squire Sanders also discussed the process to be undertaken in selecting an independent financial advisor, and identified firms that may be suitable to serve as the special committee’s financial advisor. The discussion resulted in the special committee granting a mandate to Squire Sanders to solicit proposals from prospective financial advisors identified on the basis of general criteria set forth by the special committee, with instructions that any response be received on or before March 13, 2007.
     The solicitation by Squire Sanders, on behalf of the special committee, resulted in the submission of written preliminary presentations and proposals by thirteen (13) prospective financial advisors. On March 15, 2007, the special committee and its counsel extensively evaluated these materials, and based on its general criteria of potential conflicts, cost and competence, the special committee selected five financial advisors with whom to conduct additional separate meetings. The special committee and its legal counsel also discussed the advisability of adding another independent director to the GAFRI Board of Directors and to the special committee, and the discussion led to the special committee and counsel considering persons that the special committee may recommend to our Board of Directors.
     On March 16, 2007, upon the recommendation of Messrs. Joseph and Tomain, the Board elected L. Thomas Hiltz, an independent private attorney, as a member of the Board and further appointed Mr. Hiltz to serve on the special committee.
     On March 20, 2007, the special committee, together with Squire Sanders, conducted separate meetings with representatives from five prospective financial advisors selected from the initial list of thirteen. At the conclusion of those meetings and subsequent discussions with counsel, the special committee selected Cochran Caronia Waller LLC, which we refer to in this proxy statement as CCW, to serve as its financial advisor for the purpose of advising the special committee, assisting the special committee in any negotiations with AFG, and rendering a fairness opinion to the special committee in connection with the proposed transaction. The special committee concluded that CCW was qualified and independent of AFG, and selected CCW based principally on its knowledge of GAFRI and the insurance industry, institutional strength, expertise and experience in representing special committees. On the evening of March 20, 2007, the special committee advised CCW that it had been selected as independent financial advisor to the special committee, and instructed Squire Sanders to negotiate an engagement letter with CCW and to have CCW commence an investigation and analyses of the value of GAFRI.
     On March 22, 2007, CCW met with members of GAFRI’s management and Squire Sanders to commence CCW’s due diligence process. There was also a detailed discussion of the expectations of the special committee and its advisors with respect to the due diligence process and GAFRI’s production of documents and information. GAFRI management pledged its cooperation in the due diligence meeting and made a summary presentation to, and answered questions from, CCW and Squire Sanders regarding GAFRI’s operations, strategic plan and financial statements, including recent financial and operating history. On March 28, 2007, CCW and Squire Sanders met again with members of GAFRI’s management to discuss tax and environmental liability aspects of the initial due diligence process, and on March 30, 2007, CCW and Squire Sanders met telephonically with the management of GAFRI and GAFRI’s real estate advisors to discuss GAFRI’s real estate investments.
     On April 4, 2007, GAFRI’s management made a detailed day-long presentation to, and answered questions from, the special committee and its legal and financial advisors regarding GAFRI’s operations and financial condition. The presentation included a discussion of the history and organizational structure of GAFRI, recent acquisitions and dispositions made by GAFRI, a review of each of GAFRI’s Cincinnati-based and Austin-based insurance operations, a review of GAFRI’s investments and strategic plan, a discussion of GAFRI’s financial condition, tax-related matters and available financial statements and a review of all litigation and contingent reserves. In addition to the formal meetings of the special committee and the April 4, 2007 meeting with GAFRI’s management, the special committee in the course of its review and evaluation of the proposed transaction informally consulted with GAFRI’s management on several other occasions.
     From March 22 through April 17, 2007, CCW reviewed financial and other information concerning GAFRI, including GAFRI’s audited and interim financial statements, business plans and projections provided by GAFRI’s management, and other information concerning GAFRI, as described below in “Special Factors—Opinion of the Special Committee’s Financial Advisor.” On April 17, 2007, CCW made a preliminary presentation of its ongoing valuation analyses to a meeting of the special committee. At that meeting, members of the special committee and its legal counsel held extensive discussions with CCW regarding due diligence performed by CCW, the approaches taken by CCW to value GAFRI, the manner in which CCW may arrive at an opinion as to the fairness, from a financial point of view, of the consideration to be received by public stockholders under the proposed transaction and the assumptions upon which CCW’s valuation work was based, including forecasts of the expected future performance of GAFRI provided by GAFRI’s management, which represent GAFRI’s best good faith estimate of its future performance, data from comparable transactions, and the terms of the proposed transaction.
     After describing the due diligence it had performed in the process and discussing the financial analyses techniques utilized in undertaking the valuation of GAFRI, CCW then presented its preliminary valuation of GAFRI, which was based on six valuation methodologies: historical stock price analysis, historical trading multiple analyses, price to book value versus return on equity analysis, public market trading analysis, dividend discount analysis and premiums paid analysis. During this presentation, CCW answered various questions from the special committee regarding the valuation methodologies and the implications of their results. At the conclusion of CCW’s April 17, 2007 presentation of its preliminary valuation and twice by telephonic conference calls on April 18, 2007, the special committee engaged in robust deliberations on the preliminary valuation analyses. Each member of the special committee asked a number of questions of CCW, all of which were answered to the satisfaction of the special committee.
     On April 20, 2007, the special committee and its advisors met with the management of GAFRI and a representative of our Board of Directors to inform them of its preliminary conclusions with respect to the transaction proposed by AFG as a prelude to meeting with representatives of AFG. Squire Sanders opened the meeting with a report on the legal standards governing the actions of the special committee. This report covered issues such as the independence of the members of the special committee and the independence of CCW and Squire Sanders as advisors to the special committee. The report also discussed the deliberative nature of the actions taken by the special committee up to that date, including meeting with the management of GAFRI for a presentation of GAFRI’s operations, financial condition and strategic initiatives, additional due diligence meetings with GAFRI’s management on tax, environmental and real estate evaluation matters, and the thirteen (13) meetings of the special committee up to that date that included about 4 meetings solely on valuation.
     Thereafter, on April 20, 2007, the special committee, together with Squire Sanders and CCW, met with representatives of AFG to discuss the financial terms of the proposed transaction. Squire Sanders reviewed the terms of the initial proposal from AFG, and then discussed the process being undertaken by the special committee and the special committee’s work up to that date, including the selection and engagement of Squire Sanders as legal counsel and CCW as financial advisor, due diligence meetings with management of GAFRI, the management’s responsiveness to due diligence requests and the deliberate and robust nature of the special committee’s meetings and discussions, particularly on the subject matter of valuation. The special committee then informed the AFG representatives of the special committee’s resolution not to recommend acceptance of AFG’s initial proposal to pay cash consideration of $23.50 per share for GAFRI common stock held by the public stockholders, and suggested that the special committee might be able to recommend an offer of $25.50 per share, coupled with other conditions it considered to be in the best interest of the public stockholders.
     AFG responded unequivocally that it would not consider an offer of $25.50 per share of GAFRI common stock. AFG then presented its valuation of GAFRI, which was based on the operations and business prospects of each of GAFRI’s individual lines of business, as well as its own analyses of various valuation metrics, and informed the special committee that the special committee’s suggestion of $25.50 per share was considerably in excess both of what AFG was willing to offer to the public stockholders and of AFG’s valuation of GAFRI which had resulted in an average price of $21.32 per share of GAFRI common stock based on AFG’s various valuation metrics. AFG further stated that because of the regulatory uncertainty with respect to the future of the medical supplement line of the insurance business, it’s valuation of GAFRI would not justify paying $25.50 per share for GAFRI common stock held by the public stockholders. In response to a question posed by a member of the special committee, AFG indicated that the $25.50 per share valuation would result in a return on equity on GAFRI common stock of about 6.3% in 2007, in comparison to approximately 10% for comparable companies in the insurance industry. CCW asked the AFG representatives questions regarding AFG’s valuation analyses and received responses thereto from the AFG representatives. CCW further discussed the market price analysis of GAFRI as well as other preliminary analyses used by CCW in evaluating the financial fairness of the proposed transaction.
     Following deliberations between the special committee and its advisors, and further discussions among the special committee and its advisors and the AFG representatives over valuation methodologies and the market value of GAFRI common stock, the special committee stated that it could recommend acceptance of an offer of $24.50 per share of GAFRI common stock held by the public stockholders, contingent upon the satisfaction of other conditions in the best interests of the public stockholders. The AFG representatives thereafter acceded to the non-binding recommendation to raise its offer to $24.50 per share of GAFRI common stock held by the public stockholders, it being understood that the accord was preliminary in nature as to what the special committee might recommend to our Board of Directors and would not be binding upon the special committee until a definitive merger agreement was negotiated and its execution approved by the special committee, and that even then the recommendation could be withdrawn under customary circumstances. The AFG representatives stated that AFG would withdraw its proposal before it would agree to a price of more than $24.50 per share of GAFRI common stock. AFG then suggested further discussions between AFG’s counsel and the special committee’s legal counsel regarding other merger terms.
     On April 24, 2007, Squire Sanders, on behalf of the special committee, met with AFG’s counsel for discussions regarding conditions to the proposed transactions and the negotiation of a definitive merger agreement. Between April 26, 2007 and May 10, 2007, the special committee met several times either in person or telephonically with Squire Sanders to deliberate upon and resolve issues with respect to the proposed transaction as it deemed such resolution to be in the best interests of the public stockholders, and to receive updates on the negotiation of a definitive merger agreement and related matters. On May 15, 2007, the special committee met with CCW for an update on its preliminary valuation analyses, which had not changed in any significant respect.
     On May 17, 2007, the special committee met with CCW and Squire Sanders to receive the final valuation report and fairness opinion of CCW, and to receive a draft of the negotiated definitive merger agreement. CCW reviewed the financial analyses methodologies that it had utilized in the valuation of GAFRI, and then presented its valuation of GAFRI. In addition, CCW delivered its fairness opinion, both orally and by presenting a confirming opinion letter, that the merger consideration of $24.50 per share of GAFRI common stock would be fair to the public stockholders from a financial point of view. Squire Sanders reviewed the draft merger agreement with the special committee discussing the course of negotiations with AFG’s counsel. Based in part on the CCW opinion and the valuation analyses presented by CCW to the special committee, the special committee’s belief that the $24.50 per share price is a fair offer from a financial point of view and the other factors described below in “Special Factors—Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger—Reasons for the Special Committee’s Determination,’’ and after further detailed discussions, the special committee unanimously voted to accept the proposed merger, and to recommend to our Board of Directors that the merger and the merger agreement be approved by the Board and recommended to the public stockholders.
     Thereafter, also on May 17, 2007, our Board of Directors met to receive and deliberate upon the report of the special committee. The special committee, in concert with Squire Sanders and CCW, reported to the Board on the process undertaken by the special committee and the special committee’s review of the merger agreement, and unanimously recommended to our Board of Directors that the Board accept the offer of $24.50 per share of GAFRI common stock held by the public stockholders and to approve and adopt the definitive merger agreement. After the presentation of the report, and responses to questions posed by various members of the Board to the special committee and its advisors, our Board of Directors (with Messrs. Carl H. Lindner, S. Craig Lindner, Kenneth C. Ambrecht, Charles R. Scheper and William R. Martin abstaining, because of potential conflicts of interest with respect to the proposed transaction) approved and adopted the recommendations of the special committee with respect to the proposed transaction, the definitive merger agreement and the transactions contemplated thereby, and resolved to recommend the approval of the proposed transaction and the merger agreement to the public stockholders. Thereafter, GAFRI issued a press release announcing that, based on the recommendation of the special committee, our Board of Directors had approved the proposed transaction and the offer of $24.50 per share in cash.
     AFG’s acceptance of the final terms of the merger (including the increase in the consideration to be paid for the GAFRI shares) reflected the separate negotiations with counsel for certain shareholders of GAFRI who filed lawsuits in February challenging the original merger terms proposed by AFG. See “Special Factors — Certain Litigation Regarding the Merger.”
Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger
     At a meeting held on May 17, 2007, the special committee determined that the proposed transaction, including the merger, the merger agreement and the transactions contemplated thereby, were fair and in the best interests of the public stockholders and unanimously recommended that our Board of Directors approve the proposed transaction, the merger, the merger agreement and the other transactions contemplated thereby and recommend to the public stockholders the merger, the merger agreement and the transactions contemplated thereby. In reaching its conclusion, the special committee was assisted in its deliberations by CCW and Squire Sanders. See “Special Factors—the Special Committee.” Additionally, the special committee met on 22 occasions between February 23, 2007 and the date of this proxy statement, in person or by telephone conference, to consider developments relating to the proposed transaction. The special committee is unaware of any development since its May 17, 2007 meeting that would affect its determination, and, accordingly, the special committee reconfirms that, as of the date of this proxy statement, its determination that the proposed transaction, including the merger, the merger agreement and the transactions contemplated thereby, are fair and in the best interests of the public stockholders.
Reasons for the Special Committee’s Determination
     In recommending the proposed transaction, the merger and the merger agreement to the Board, the special committee considered the current overall position of GAFRI, including its current financial position, operations, strategic business plan, potential for future viability and growth and current market conditions. Specifically, the most significant factors that the special committee evaluated in connection with these considerations and believed supported its determination include:
•	The special committee’s belief that it was unlikely another bidder would make a definitive proposal that would result in a transaction providing greater value to the public stockholders than the proposed transaction. This view was reinforced by the lack of any interest in acquiring GAFRI by any person other than AFG. In addition, the special committee believes that the $24.50 per share consideration is the highest price that could be obtained from AFG, and considered the possibility that AFG would withdraw its bid at a price in excess of $24.50 per share. Furthermore, in its proposal letter of February 22, 2007, AFG stated that it was not interested in pursuing a sale of its approximately 81% equity stake in GAFRI.

•	CCW’s opinion delivered to the special committee on May 17, 2007 that the per share merger consideration of $24.50 to be received by the public stockholders is fair to such holders from a financial point of view. The full text of the written opinion of CCW, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion, is attached hereto as Appendix B and is incorporated herein by reference. The special committee adopted the analyses and findings of CCW in its determination that the proposed transaction, including the merger, is fair to the public stockholders. GAFRI’s shareholders are urged to and should read CCW’s fairness opinion in its entirety. In reaching its opinion, CCW employed generally accepted valuation methodologies, which are more fully described in “Special Factors—Opinion of the Special Committee’s Financial Advisor.”

•	The proposed terms and conditions of the merger agreement. In particular, the special committee considered the fact that the merger agreement does not provide for any termination fees and expense reimbursement obligations which would have the effect of unreasonably discouraging competing bids or hurt the financial results of GAFRI if the merger is not completed. The special committee also concluded that provisions of the merger agreement permitting the Board, in the exercise of its fiduciary duties, to withdraw or modify its recommendation to the shareholders regarding the merger, would facilitate any competing bid, if such a bid becomes available prior to the consummation of the merger.

•	The market price of GAFRI common stock, which, on February 15, 2007 (being the last trading day one week prior to the announcement of the proposed transaction), had closed at $21.31 per share, and the approximate 15% premium over this price represented by the $24.50 per share merger consideration to be received by the public stockholders in the merger. In addition, the special committee considered CCW’s analyses of the premiums paid in comparable merger transactions, which indicated that the premium represented by the consideration offered in the proposed merger was within the range of median premiums paid in the transactions to which CCW compared the merger.

•	The fact that the merger and the merger agreement are the product of arm’s-length negotiations between AFG and the special committee. During the course of these negotiations, the special committee was able to negotiate terms and conditions of the merger agreement that it believes are beneficial to GAFRI and the public stockholders.

•	The fact that the per share merger consideration is all cash, which provides certainty of value and complete liquidity to the public stockholders, compared to a transaction in which the public stockholders would receive stock or some other form of consideration.

•	The likelihood of completion of the merger.

•	The ability of the public stockholders who may not support the merger to obtain “fair value” for their shares if they properly perfect and exercise their appraisal rights under Delaware General Corporation Law. The special committee felt that it was important that the Delaware General Corporation Law provides the public stockholders with the opportunity to exercise appraisal rights and to seek a judicial determination of the fair value of their shares if they are dissatisfied with the consideration offered in the merger.
     The special committee also considered certain risks and other potentially negative factors concerning the merger agreement and the merger, but ultimately determined that these factors were outweighed by the factors that supported the special committee’s determination. These potentially negative factors included:
•	The fact that GAFRI will no longer be a public company following completion of the merger, with the resultant effect that the public stockholders will have no further opportunities to participate in any future growth of GAFRI.

•	The possibility that the merger will not be completed, and the risks associated with such an occurrence.
     The special committee views its determination and recommendation that the merger agreement and the merger are fair to, and in the best interests of, the public stockholders as being based upon its judgment, in light of the totality of the information presented and considered, of the overall effect of the merger on the public stockholders compared to any alternative transaction and the likely effect of rejecting the merger. The special committee believes that the procedure that was followed in determining the per share merger consideration to be paid to the public stockholders was fair to the public stockholders. The Board appointed as the only members of the special committee three non-employee directors who are not affiliated with AFG, and granted the special committee exclusive authority on behalf of the Board to evaluate, review, reject or accept and negotiate the proposed transaction.
     Based on the foregoing, the special committee unanimously determined that the AFG proposal, including the merger, the merger agreement and the transactions contemplated thereby, were fair to, and in the best interests of, the public stockholders and recommended to our Board of Directors approval of the merger agreement and that it be recommended to the shareholders of GAFRI.
Position of the Board of Directors as to Fairness of the Merger
     Our Board of Directors consists of 10 members, three of whom served on the special committee. At the May 17, 2007 meeting of the Board, the special committee, with representatives of CCW and Squire Sanders participating, reported to the entire Board of Directors on its review of the proposed transaction and the merger agreement. Messrs. Carl H. Lindner, S. Craig Lindner, Kenneth C. Ambrecht, Charles R. Scheper and William R. Martin abstained from any vote with respect to the merger or the merger agreement. The Board considered the analyses performed by, and the conclusions and recommendations of, the special committee. Our Board of Directors believes that, given the careful deliberations and process employed by the special committee, including the advice received by the special committee from each of CCW and Squire Sanders, and based upon the recommendation of the special committee, the merger and the merger agreement are fair to, and in the best interest of, GAFRI and the public stockholders.
Opinion of the Special Committee’s Financial Advisor
     Pursuant to an engagement letter dated March 20, 2007, the special committee engaged CCW to act as its financial advisor in connection with the special committee’s evaluation of the transaction proposed by AFG, and to render to the special committee a written opinion as to whether the per share merger consideration to be received by the public stockholders was fair to such public stockholders from a financial point of view. As used herein, the term “public stockholders” does not include (i) AFG and its affiliates or (ii) GAFRI or any of its affiliates with respect to shares held in treasury, and CCW’s opinion does not address the fairness of the merger or the per share merger consideration to be received by any such party or holders of shares who have properly exercised appraisal rights, if any.
     The special committee chose to retain CCW to serve as its financial advisor because CCW is a leading investment banking firm specializing in the insurance industry and its investment banking professionals have substantial experience in transactions similar to the transaction proposed by AFG. CCW, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for corporate and other purposes. In addition, CCW was retained by Ceres Group, Inc.

to act as financial advisor in connection with its acquisition by GAFRI in August 2006. On May 17, 2007, at a meeting of the special committee, CCW delivered its oral opinion, which was confirmed by delivery of a written opinion dated May 17, 2007, to the special committee that, as of such date, on the basis of its analyses summarized below and subject to the limitations described below and in the written opinion the per share merger consideration to be received by the public stockholders was fair to such public stockholders from a financial point of view.
     The full text of CCW’s written opinion, which is attached as Appendix B to this proxy statement and is incorporated herein by reference, describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by CCW in rendering its opinion. CCW’s opinion does not constitute a recommendation to the special committee or any of the public stockholders on whether or not to vote in favor of or against any matter related to the merger. CCW’s opinion was furnished for the sole benefit of the special committee in evaluating the transaction proposed by AFG, and, by its terms, may not be relied upon by any other person without the consent of CCW, except to the extent required by applicable law. The summary of the CCW opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. GAFRI’s public stockholders are urged to and should read CCW’s opinion carefully and in its entirety.
     As compensation to CCW for its services to the special committee in connection with its evaluation of the transaction proposed by AFG, the special committee has agreed to pay CCW a fee for its services, a portion of which was due and paid upon the issuance of any written opinion by CCW. In addition, regardless of whether the merger is consummated, the special committee has agreed to reimburse CCW for customary expenses, including reasonable attorneys’ fees and disbursements, and to indemnify CCW and related persons against various liabilities arising out of CCW’s engagement. No portion of the CCW fee or its right to expense reimbursement is contingent upon the successful completion of the merger or on the conclusions reached in the CCW opinion. CCW also may provide investment banking services to GAFRI and AFG in the future.
     In connection with rendering its opinion and performing its related financial analyses, CCW reviewed, among other things:
•	the final draft of the definitive merger agreement;

•	certain historical financial statements of GAFRI as of and for each of the five years ended December 31, 2002 through December 31, 2006 and certain unaudited historical financial statements of GAFRI as of and for the quarter ended March 31, 2007;

•	certain internal business, operating and financial information, projections and forecasts of GAFRI, referred to herein as Forecasts, prepared by the management of GAFRI;

•	information regarding certain publicly traded companies comparable to GAFRI;

•	information regarding publicly available financial terms of certain transactions that CCW deemed comparable to the merger;

•	current and historical market prices and trading volumes of the common stock of GAFRI; and

•	certain other publicly available information on GAFRI and AFG.
     In addition, CCW held discussions with members of the management of GAFRI concerning past and current business operations, assets, liabilities, financial condition and future prospects of GAFRI. CCW also considered other matters which it has deemed relevant to its inquiry and has taken into account such accepted financial and investment banking procedures and considerations as it has deemed relevant.
     CCW was not requested to opine to, and did not address, among other things:
•	the underlying business decision of GAFRI, the Board, the special committee, the public stockholders or any other party to proceed with or to effect the merger; or

•	the relative merits of the merger as compared to any alternative business strategies that might exist for GAFRI or the effect of any other transaction in which GAFRI might engage.
     In arriving at its opinion, CCW relied upon and assumed, without independent verification, the accuracy and completeness of all financial, accounting, legal, tax and other information examined by it or otherwise reviewed or discussed with GAFRI. In that regard, CCW assumed, with the consent of the special committee and GAFRI, that the Forecasts were reasonably prepared by the management of GAFRI on a basis reflecting the best then currently available estimates and judgments of the management of GAFRI and CCW expressed no opinion with respect to such Forecasts or the assumptions on which they are based.
     CCW is not an actuary and its services did not include any actuarial determination or evaluation by CCW or any attempt to evaluate actuarial assumptions and CCW has relied on GAFRI’s actuaries with respect to reserve adequacy. In that regard, CCW made no analysis of, and expressed no opinion as to, the adequacy of the insurance and investment contract liabilities or the policy liabilities of GAFRI. In addition, CCW did not make an independent evaluation or appraisal of the assets, liabilities (including any derivative or off-balance-sheet assets and liabilities) or solvency of GAFRI or any of its respective subsidiaries and CCW was not furnished with any such evaluation or appraisal. CCW’s opinion does not address the underlying business decision of GAFRI to engage in the merger, nor did CCW express any opinion as to the prices at which shares of GAFRI common stock will trade at any time.
     CCW relied as to all legal, tax and regulatory matters on advice of counsel to GAFRI, and assumed that the merger will be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by GAFRI. The special committee did not request that CCW, and CCW did not, solicit third party indications of interest in respect of the merger.

     In the ordinary course of its investment banking activities, CCW and its affiliates may provide such services to GAFRI, AFG and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of GAFRI and AFG for its own account and for the accounts of its customers and may at any time hold long and short positions of such securities.
Financial Analyses of the Special Committee’s Financial Advisor
     The following is a summary of the material financial analyses presented by CCW to the special committee on May 17, 2007, in connection with providing its opinion, which we refer to herein as the CCW presentation. The following summary does not purport to be, and is not, a complete description of the financial analyses performed by CCW. Financial analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed and, therefore, financial analyses are not readily susceptible to summary description. No company, transaction or business utilized by CCW in conducting its financial analyses as a comparison is identical to GAFRI, the merger agreement or the merger, and an evaluation of the results of those analyses is not entirely mathematical. The estimates used in, and the valuation ranges resulting from, such analyses are inherently subject to substantial uncertainty and, thus, such analyses do not purport to be, and should not be construed in any respect as, a guaranty of value at which GAFRI, the common stock of GAFRI or any other interests in GAFRI actually could be acquired or sold.
     Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 17, 2007, and is not necessarily indicative of current market conditions. CCW’s financial analyses were necessarily based on the information available to CCW and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CCW as of the date of preparation of the CCW presentation. Although subsequent developments may affect the financial analyses performed by CCW, CCW does not have any obligation to update, revise or reaffirm any of the information included in the CCW presentation.
Overview
     As part of its financial analysis, CCW performed a “Public Market Trading Analysis,” a “Dividend Discount Analysis,” and a “Premiums Paid Analysis.” These analyses and the resulting per share reference ranges for GAFRI indicated by these analyses are described below. As part of CCW’s financial analysis, CCW reviewed the historical stock price performance and average trading volume of GAFRI and selected companies and the historical financial performance and trading multiples of GAFRI. The order of analyses described below does not represent the relative importance or weight given to those analyses by CCW. CCW considered the results of all of its analyses as a whole, did not attribute any particular weight to any analysis or factor considered by it and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, CCW believes that the summary set forth below and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses.

Public Market Trading Analysis
     Using publicly available information, CCW reviewed selected financial data of GAFRI and eight selected publicly traded life insurance and annuity companies. The selected companies were American Equity Investment Life Holding Co., Conseco, Inc., FBL Financial Group, Inc., National Western Life Insurance Company, Nationwide Financial Services, Inc., Presidential Life Corporation, Protective Life Corporation and Torchmark Corporation. CCW reviewed closing stock prices of the selected companies on May 15, 2007, as multiples of the last twelve months ended March 31, 2007 actual operating earnings per share, commonly referred to as operating EPS, calendar years 2007 and 2008 estimated operating EPS, and book value per share as of March 31, 2007. CCW then applied a selected range of operating EPS and price to book value multiples derived from the selected companies to corresponding financial data of GAFRI. CCW also reviewed the relationship of price to book value multiples relative to calendar year 2007 estimated return on equity, or ROE, excluding the impact of unrealized gains and losses for the selected companies for which calendar year 2007 earnings estimates were publicly available. CCW then applied a selected range of price to book value multiples based on this relationship to the book value per share of GAFRI as of March 31, 2007. Book values of GAFRI and the selected companies were based on public filings and excluded the impact of unrealized gains and losses. Estimated financial data of the selected companies were based on First Call consensus estimates. Estimated financial data of GAFRI were based on internal estimates of GAFRI’s management. This analysis indicated an overall mean implied per share equity reference range for GAFRI of approximately $20.58 to $22.96.
Dividend Discount Analysis
     CCW performed a dividend discount analysis of GAFRI to calculate the estimated present value of distributable cash flow to holders of GAFRI common stock that GAFRI could generate over calendar years 2007 through 2011 based on financial forecasts for GAFRI prepared by GAFRI’s management. CCW calculated terminal value ranges for GAFRI by applying a range of terminal forward net income multiples of 12.5x to 13.5x to GAFRI’s calendar year 2012 estimated net income and by applying a range of terminal book value multiples of 1.12x to 1.22x to GAFRI’s estimated book value, excluding the impact of unrealized gains and losses, as of December 31, 2011. Distributable cash flows and terminal values were then discounted to present values using a range of discount rates of 11.0% to 12.0%. This analysis indicated an overall mean implied per share equity reference range for GAFRI of approximately $22.27 to $25.22.
Premiums Paid Analysis
     CCW reviewed the premiums paid in 116 transactions announced since January 1, 1996 with transaction values in excess of $50 million in which a controlling stockholder purchased outstanding minority interests in a publicly traded company. These transactions included 74 all-cash transactions, 30 transactions in which the acquired company was a financial institution, and eleven transactions in which the acquired company was an insurance company, including seven all-cash transactions in which the acquired company was an insurance company. CCW calculated the premium paid in the selected transactions as a percentage of the closing stock price for the target companies in such transactions one trading week prior to public announcement of the relevant transaction. CCW then applied a selected range of premiums derived from all of the transactions, those that were all-cash, those involving a financial institution, those involving an insurance company and those that were all-cash transactions involving an insurance company to the closing price of GAFRI common stock one trading week prior to February 22, 2007 ($21.31). This analysis indicated an overall mean implied per share equity reference range for GAFRI of approximately $24.46 to $26.59.
     The premiums paid analysis utilized by CCW represents a comparative analysis with many factors that may be unique to each transaction and may or may not be applicable to the merger and to GAFRI. CCW believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the premiums paid analysis and, accordingly, also made certain qualitative judgments that would affect the reference ranges of GAFRI.
     A copy of the CCW presentation has been attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. The CCW presentation will be available for any interested shareholder (or any representatives of the shareholder who have been so designated in writing) to inspect and copy at our principal executive offices during regular business hours.
Certain Effects of the Merger
Conversion of Outstanding GAFRI Common Stock and Treatment of Stock Options
     If the merger agreement is approved by GAFRI’s stockholders and the other conditions to the completion of the merger are either satisfied or waived, GAC will be merged with and into GAFRI, with GAFRI continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share owned by our public stockholders, (other than shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive the per share merger consideration. GAFRI stockholders will be required to surrender their stock certificates upon the completion of the merger to receive a cash payment equal to the per share merger consideration for each share of GAFRI common stock tendered. After completion of the merger, stockholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing.
     In the merger, vested employee stock options will be extinguished in exchange for a cash payment by GAFRI to each holder of an option of an amount equal to the positive number difference, less applicable taxes, between $24.50 and the applicable option exercise price multiplied by the number of shares of GAFRI common stock formerly subject to an option. We refer to this amount as the “option payment amount”. In addition, so long as a holder of an option is an employee of GAFRI, AFG or any subsidiary of either of them at the vesting dates (as set forth in a GAFRI employee stock option plan or document evidencing a grant of an employee stock option), GAFRI shall pay the option payment amount as soon as practicable after such vesting dates in 2008, 2009, 2010 and 2011. Also, as of the effective time of the merger, GAFRI will take all action necessary to provide for the termination of its agent stock option plans or agreements and the extinguishment of all rights under such plans and agreements.

Effect on Ownership Structure of GAFRI; Beneficial and Detrimental Effects
     After the merger, GAFRI will be a wholly-owned subsidiary of AFG. The benefit of the merger to public stockholders (other than stockholders who perfect their appraisal rights under Delaware law) is the right to receive the per share merger consideration for each share of GAFRI common stock held by such public stockholders. The public stockholders will additionally be able to dispose of their shares without paying the usual transaction costs associated with open market sales and will no longer have to bear the risk of any future losses or decrease in GAFRI’s enterprise value. The detriments are that public stockholders will cease to have ownership interests in GAFRI or rights as stockholders. Therefore, public stockholders will no longer benefit from any increases in GAFRI’s value, nor will they participate in any earnings or growth of GAFRI following the merger. Further, the receipt of the payment for their shares will be a taxable transaction for federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences.”
     A benefit of the merger to AFG is that GAFRI will be a wholly-owned subsidiary of AFG. Future earnings and growth will be solely for the benefit of AFG and will not benefit the public stockholders. Detriments of the merger to AFG include the risk that GAFRI will decrease in value following the merger and the payment by AFG of an aggregate of approximately $3 million in transaction costs and estimated fees and expenses relating to the merger and financing transactions.
Effect on Listing; Registration and Status of GAFRI Common Stock
     GAFRI common stock is currently registered as a class of equity securities under the Exchange Act and is quoted on the New York Stock Exchange under the symbol “GFR”. As a result of the merger, GAFRI will be a privately-held company, with no public market for its common stock. After the merger, GAFRI common stock will cease to be traded on the New York Stock Exchange, and prices with respect to sales of shares of GAFRI common stock in the public market will no longer be available. In addition, registration of GAFRI common stock under the Exchange Act will be terminated. This termination and the delisting of GAFRI common stock from the New York Stock Exchange will make certain provisions of the Exchange Act, such as the short-swing recovery provisions of Section 16(b) and the requirement to furnish a proxy or an information statement in connection with a stockholders’ meeting, the liability provisions of the Exchange Act and the corporate governance requirements under New York Stock Exchange rules and regulations and under the Sarbanes-Oxley Act of 2002, such as the requirement that certain executive officers of GAFRI certify the accuracy of GAFRI’s financial statements and that annual reports contain management’s report on the effectiveness of the company’s internal controls, no longer applicable to GAFRI. AFG will guarantee $280 million of debt of GAFRI and its subsidiaries in the merger. In addition, following the completion of the merger, we expect to deregister the shares of GAFRI common stock and cease to be a public reporting company. Accordingly, GAFRI will no longer be required to file periodic reports with the SEC after the effective time of the merger. If GAFRI, as the entity surviving the merger, completes a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Source of Funds
     The total funds needed to complete the merger are estimated to be $235 million. These funds will come from amounts available at GAFRI as well as borrowings from AFG. As a result, it is expected that GAFRI’s indebtedness after completion of the Merger will be greater. The amount borrowed from AFG will be dependent on funds available at GAFRI at the time the merger is completed. However, the rate at which the funds shall be borrowed is expected to be seventy-five basis points over LIBOR and such indebtedness is expected to mature on March 29, 2011.
Considerations Relating to the Proposed Merger
     Set forth below are various risks relating to the proposed merger. The following is not intended to be an exhaustive list of the risks relating to the merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in GAFRI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 which is incorporated in this proxy statement by reference, for risks relating to GAFRI’s business.
Failure to complete the merger could negatively impact the market price of GAFRI common stock.
     If the merger is not completed for any reason, GAFRI will be subject to a number of material risks, including:
•	The market price of GAFRI common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;

•	The diversion of management’s attention from the day-to-day business of GAFRI and the potential disruption to its employees and its relationships with agents and other distributors during the period before the completion of the merger may make it difficult for GAFRI to regain its financial and market positions if the merger does not occur.
     If the merger is not approved by GAFRI’s stockholders at the special meeting, GAFRI, AFG and GAC will not be permitted under Delaware law to complete the merger and each of GAFRI, AFG and GAC will have the right to terminate the merger agreement.
Until the merger is completed or the merger agreement is terminated, under certain circumstances, GAFRI will not be able to solicit any proposals for a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.
     Unless or until the merger agreement is terminated, subject to specified exceptions, GAFRI is restricted from soliciting, initiating, knowingly encouraging or knowingly facilitating any inquiries or proposals that may lead to a proposal or offer for an alternative transaction with any person or entity other than AFG. See “Terms of the Merger — No Solicitation of Competing Proposals.” AFG stated in its proposal letter to GAFRI dated

February 22, 2007, and AFG has reiterated to GAFRI on multiple occasions since such time, that AFG is not interested in pursuing a sale of its approximately 81% equity holding in GAFRI.
Uncertainties associated with the merger may cause GAFRI to lose key personnel.
     Our current and prospective employees may be uncertain about their future roles and relationships with GAFRI if the merger is not completed. If the merger is not completed, this uncertainty may adversely affect our ability to attract and retain key management, marketing and technical personnel.
Interests of Certain Persons in the Merger
     In considering the recommendations of our Board of Directors, GAFRI stockholders should be aware that some of GAFRI’s executive officers and members of the Board have interests in the transaction that are different from, or in addition to, the interests of the public stockholders generally. The Board appointed the special committee, consisting solely of directors who are not officers or employees of GAFRI, to evaluate, reject or accept and negotiate the proposed transaction, including the merger, and to evaluate whether such transactions are in the best interests of the public stockholders. The special committee was aware of these differing interests and considered them, among other matters, in evaluating the proposed transaction and negotiating the merger and in recommending to the Board that the merger and the merger be approved and adopted.
•	Pursuant to the merger, for not less than six years from the completion of the merger, the surviving corporation is required to maintain in effect directors’ and officers’ liability insurance policies for the current and former directors and officers of GAFRI or any of its subsidiaries. Subject to certain limitations, these policies must provide at least the same coverage, and contain terms and conditions that are no less advantageous to the directors and officers who are covered by them as GAFRI’s policies in effect on May 17, 2007 (the date of signing the merger agreement).

•	It is expected that some of GAFRI’s executive officers will continue to serve in their current capacities following the merger.

•	Certain directors and executive officers of GAFRI have interests in the merger or have relationships with AFG that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including the fact that such directors and executive officers will retain their shares in the surviving corporation.
     In addition, in the merger, vested employee stock options (including those held by GAFRI’s executive officers) and vested and unvested director stock options will be extinguished in exchange for a cash payment by GAFRI to each holder of an option as set forth under “How Outstanding Options Will Be Treated.”
     Except as set forth in the immediately preceding paragraphs, we are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by the public stockholders generally. The proposed transaction does not constitute a “change of control” for purposes of any existing employment agreement with the executive officers of GAFRI, and GAFRI has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the proposed transaction. We understand that all of the directors of GAFRI and all of the executive officers intend at this time to vote their shares in favor of the proposal to approve and adopt the merger and the merger agreement.
Certain Litigation Regarding the Merger
     Following the announcement of the AFG proposal on February 22, 2007, two actions were filed in the Court of Common Pleas of Hamilton County, Ohio. The two actions, which we refer to as the actions, are styled Webb, et al. v. Great American Financial Resources, Inc., et al., Case No. A-0701905 and Call 4U, Limited, et al. v. Carl H. Lindner, et al., Case No. A-0701929, and were filed on February 28, 2007 as putative class actions on behalf of all of GAFRI public stockholders other than members of the GAFRI Board of Directors, naming AFG, GAFRI and the members of our Board of Directors as defendants. The actions alleged that the our Board of Directors had a conflict of interest in considering the AFG proposal on behalf of GAFRI’s largest shareholder that prevented them from acting independently and in the best interest of the public stockholders. The actions also alleged that all of the defendants breached their fiduciary duties to the public stockholders by failing to obtain the highest value for the shares held by the public stockholders and by failing to implement a process that would produce an outcome and a price that was entirely fair to such public stockholders. The actions seek primarily injunctive relief to enjoin the proposed transaction and to require the defendants to implement a fair process to produce an entirely fair transaction and the highest possible price for the GAFRI common stock not owned by AFG and its affiliates. Both actions seek to recover attorneys’ fees and costs , and one of the actions also seeks unspecified damages. On April 18, 2007, the actions were consolidated and lead counsel was appointed for the plaintiffs.
     During this time, counsel for Defendants and Plaintiffs entered into discussions regarding the facts and law at issue in the Actions. Defendants produced financial information and other documents to Plaintiffs’ counsel and Plaintiffs’ expert financial consultant regarding the merger, events leading up to the merger, and included documents obtained from and prepared by CCW. Plaintiffs’ counsel negotiated to provide their expert financial consultant with the opportunity to directly discuss the merger and the financial analysis of CCW directly with representatives of CCW. Counsel for Plaintiffs and Defendant AFG also met directly to discuss issues related to potential settlement of the Actions, including a price at which AFG’s purchase of the remaining shares of GAFRI could be deemed fair to the minority shareholders of GAFRI. Through April and into May, the expert for Plaintiffs continued to directly discuss the financial analyses of GAFRI and counsel for Plaintiffs and counsel for Defendant AFG continued their independent discussions and negotiations regarding the merger process and the price to be paid by AFG to minority shareholders.
     On May 17, 2007, as a result of extensive arms-length negotiations between counsel for the plaintiffs and representatives of AFG, and after review of financial information regarding GAFRI aa well as negotiations with counsel for the special committee, the parties reached an agreement in principle for the settlement of the actions. Pursuant to such settlement, AFG agreed to acquire the outstanding shares of GAFRI common stock that it did not already beneficially own from the public stockholders at a purchase price of $24.50 per share, a price in excess of what originally was offered by AFG in its February 22, 2007 proposal. AFG and GAFRI further agreed to provide plaintiffs’ counsel an opportunity to review and comment upon the disclosures contained in the publicly filed disclosure documents relating to the transaction including, but not limited to, any definitive merger agreement and the proxy statement to be sent to GAFRI shareholders. Defendants also have agreed not to oppose the application of plaintiffs’ counsel for an award of attorneys fees and expenses in a total amount not to exceed $850,000.00. All parties agree that the settlement is fair and is in the best interests of GAFRI and the public stockholders. The settlement is subject to confirmatory discovery and court approval.
Regulatory Matters
     GAFRI and AFG will make the necessary filings with regulatory authorities pursuant to any applicable antitrust laws.
     We are not aware of any other regulatory approvals to be obtained, or waiting periods to expire, to complete the merger. If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. Should any such approval or other action be required, it is our present intention to seek such approval or action. There can be no assurance however that any such approval or other action, if needed, would be obtained without substantial effort or that adverse consequences might not result to our business, or that certain parts of our business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken.
Material U.S. Federal Income Tax Consequences
     The following is a summary of the material U.S. federal income tax consequences of the merger to public stockholders. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular public stockholder. In addition, this summary does not address the U.S. federal income tax consequences of the merger to public stockholders who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of GAFRI common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any public stockholder who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws. This summary does not address any tax consequences under state, local or foreign laws.
     The summary that follows neither binds the Internal Revenue Service nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this proxy statement, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. GAFRI does not intend to obtain a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences of the merger. In addition, we do not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the merger.
     Each public stockholder should consult the holder’s individual tax advisors as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.
Exchange of Common Stock for Cash

     Generally, the merger will be taxable to stockholders for U.S. federal income tax purposes. A holder of GAFRI common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the GAFRI common stock surrendered. Any such gain or loss generally will be capital gain or loss if the GAFRI common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the GAFRI common stock for more than one year prior to the effective time of the merger. If the holder has held the GAFRI common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.
Backup Withholding
     Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of GAFRI common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of GAFRI common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of GAFRI common stock. See “Terms of the Merger — Payment for GAFRI Common Stock in the Merger” beginning on page ___of this proxy statement.
Appraisal Rights
     The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Appendix C. Stockholders intending to exercise appraisal rights should carefully review Appendix C. Failure to follow precisely any of the statutory procedures set forth in Appendix C may result in a termination or waiver of these rights.
     If the merger is completed, dissenting holders of GAFRI common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law within the appropriate time periods will be entitled to have their shares of GAFRI common stock appraised and receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.
     The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of GAFRI common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.
     Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A stockholder must file a written demand for appraisal of shares with GAFRI before the special meeting on                     , 2007. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the adoption and approval of the merger agreement. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt and approve the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. Any proxy or vote against the adoption and approval of the merger agreement, by itself, will not, by itself, constitute a demand for appraisal within the meaning of Section 262.
     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in GAFRI common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.
     A stockholder of ours who elects to exercise appraisal rights should mail or deliver such stockholder’s written demand to Great American Financial Resources, Inc. at our address at 250 East Fifth Street, Cincinnati, Ohio 45202, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of such stockholder’s GAFRI common stock. Within ten (10) days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.
     Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. GAFRI, as the surviving corporation in the merger, must mail such written statement to the stockholder within ten (10) days after the stockholders’ request is received by GAFRI or within ten (10) days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.
     Within 120 days after the effective time of the merger (but not thereafter), either GAFRI or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the GAFRI shares of stockholders entitled to appraisal rights. GAFRI has no present intention to file such a petition if demand for appraisal is made.
     Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon GAFRI, which must, within twenty (20) days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by GAFRI. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.
     If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.
     Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears such party’s own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well.
     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.
     At any time within sixty (60) days after the effective time of the merger, any stockholder will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw such stockholder’s demand for appraisal and receive payment for such stockholder’s shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.
     Failure by any GAFRI stockholder to comply fully with the procedures described above and set forth in Appendix C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.
TERMS OF THE MERGER AGREEMENT
     The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this proxy statement. We urge to you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.
     The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and to allocate risks, among the parties in relation to the merger. The merger agreement contains representations and warranties that AFG, GAFRI and GAC made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General; The Merger
     At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Delaware General Corporation Law, GAC will merge with and into GAFRI and the separate corporate existence of GAC will end. GAFRI will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger, wholly-owned by AFG. The certificate of incorporation and bylaws of GAC at the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation.
     The directors of GAFRI, as the surviving corporation, will initially, from and after the effective time of the merger, be S. Craig Lindner, Charles R. Scheper and Mark F. Muething, until the earlier of their resignation or removal or until their successors are duly elected and qualified. Each of Mr. Lindner, Mr. Scheper and Mr. Muething are currently officers of GAFRI. The officers of GAC immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the initial officers of GAFRI, as the surviving corporation, until the earlier of their resignation or removal or until their successors are duly elected and qualified.
When the Merger Becomes Effective
     GAC and GAFRI will file a certificate of merger with the Secretary of State of the State of Delaware as soon as practicable after the satisfaction or waiver of the conditions to the merger. The merger will become effective at the close of business on the date on which the certificate of merger is filed or at such other later date and time as GAC and GAFRI agree and specify in the certificate of merger.
     If stockholders approve the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The parties to the merger agreement expect to complete the merger in GAFRI’s third fiscal quarter of 2007. Because the merger is subject to certain conditions, the exact timing of the merger cannot be presently determined.
Consideration to be Received Pursuant to the Merger; Treatment of Stock Options
     The merger agreement provides that, at the effective time of the merger:
•	each share of GAFRI common stock issued and outstanding immediately prior to the effective time of the merger held by public stockholders (other than shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $24.50 in cash; and

•	each share of GAFRI common stock owned by GAFRI as a treasury share and each share owned by AFG, GAC or a subsidiary of AFG or GAC will automatically be converted into one share of common stock of GAFRI, as the surviving corporation.
     In the merger, vested employee stock options will be extinguished in exchange for a cash payment by GAFRI to each holder of an option of an amount equal to the positive number difference, less applicable taxes, between $24.50 and the applicable option exercise price multiplied by the number of shares of GAFRI common stock formerly subject to an option. We refer to this amount as the “option payment amount”. In addition, so long as a holder of an option is an employee of GAFRI, AFG or any subsidiary of either of them at the vesting dates (as set forth in a GAFRI employee stock option plan or document evidencing a grant of an employee stock option), GAFRI shall pay the option payment amount as soon as practicable after such vesting dates in 2008, 2009, 2010 and 2011. GAFRI directors have agreed that their vested and unvested stock options also will be extinguished upon the consummation of the merger in exchange for the option payment amount to the extent there is a positive difference, less applicable taxes, between $24.50 and the applicable option exercise price. Also, as of the effective time of the merger, GAFRI will take all action necessary to provide for the termination of its agent stock option plans or agreements and the extinguishment of all rights under such plans and agreements.
     AFG will also guarantee $280 million of net debt of GAFRI and its subsidiaries in the merger.
Payment for GAFRI Common Stock in the Merger
     As soon as reasonably practicable after the effective time of the merger, the paying agent designated by AFG and GAFRI will mail (and make available for collection by hand) to each record holder of GAFRI common stock a letter of transmittal and instructions for use in effecting the surrender of their GAFRI common stock certificates in exchange for the merger consideration. You should not send in your GAFRI common stock certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by GAFRI (as the surviving corporation), post a bond in a reasonable amount as GAFRI directs as indemnity against any claim that may be made against GAFRI with respect to such certificate.
     The paying agent will promptly pay you your per share merger consideration for each share of GAFRI common stock represented by your certificates after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be canceled upon delivery of the related per share merger consideration. Interest will not be paid or accrued in respect of cash payments of the related per share merger consideration. AFG, GAFRI or the paying agent may reduce the amount of the related per share merger consideration paid to you by any applicable withholding taxes.
     If payment is to be made to a person other than the person in whose name the GAFRI common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered of the amount due under the merger agreement, or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.
     None of AFG, the paying agent, GAFRI, GAC or any other person will be liable to any stockholder for any merger consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     After the effective time of the merger, there will be no further transfers in the records of GAFRI or its transfer agent of certificates representing GAFRI common stock and, if any certificates are presented to GAFRI for transfer, they will be canceled against payment of the related per share merger consideration. After the effective time of the merger, subject to the right to surrender your certificate in exchange for payment of the merger consideration, you will cease to have any rights as a stockholder of GAFRI.
Representations and Warranties
     GAFRI has made certain customary representations and warranties in the merger agreement to AFG and GAC, including as to:
•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of our certificate of incorporation, bylaws, contracts, permits or any laws as a result of the merger;

•	capitalization;

•	subsidiaries;

•	documents filed with the SEC and the accuracy of the information contained in those documents;

•	accuracy of our financial statements and the absence of undisclosed liabilities;

•	information supplied for use in this proxy statement;

•	absence of certain changes;

•	environmental matters;

•	employee benefit plans;

•	litigation and compliance with laws;

•	labor relations and employment;

•	the opinion of the financial advisor;

•	finders’ and other fees;

•	inapplicability of state anti-takeover statutes;

•	reserves;

•	no requirement to be registered as an investment company; and

•	no downgrading of insurance company ratings.
     Certain aspects of the representations and warranties of GAFRI are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on GAFRI means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, has been or would reasonably be expected to be material and adverse to the financial condition, business operations or results of operations of GAFRI and its subsidiaries, taken as a whole, or that could reasonably be expected to adversely affect the ability of GAFRI to consummate the merger.
     Notwithstanding the foregoing, to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” on GAFRI:
•	the announcement of the merger agreement and the transactions contemplated by the merger agreement;

•	factors affecting the economy or financial markets as a whole;

•	the suspension of trading in securities generally on the New York Stock Exchange or NASDAQ Global Market; and

•	the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.
     Each of AFG and GAC has made certain representations and warranties in the merger agreement to GAFRI, including as to:
•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and enforceability of the merger agreement;

•	absence of a breach of their respective charters, bylaws, contracts, permits or any laws as a result of the merger;

•	information supplied for use in this proxy statement;

•	brokers;

•	funds to complete merger; and

•	prior operations of GAC.

     Certain aspects of the representations and warranties of AFG and GAC are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on AFG and GAC means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, has been or would reasonably be expected to be material and adverse to the financial condition, business operations or results of operations of AFG and GAC, taken as a whole, or could reasonably be expected to adversely affect the ability of AFG or GAC to consummate the merger.
     Notwithstanding the foregoing, to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “material adverse effect” on AFG and GAC:
•	the execution of the merger agreement and the public announcement of the merger agreement or any transaction contemplated by the merger agreement;

•	factors affecting the economy or financial markets as a whole;

•	the suspension of trading in securities generally on the New York Stock Exchange or the NASDAQ Global Market; or

•	the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.
     The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.
Agreements Relating to GAFRI’s Interim Operations
     GAFRI has agreed that, until the completion of the merger, GAFRI and its subsidiaries will carry on their businesses in the usual, regular and ordinary course of business consistent with past practice and will use commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their current relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers, employees and consultants, in each case to the end that their ongoing businesses will not be impaired in a manner that would have a material adverse effect on GAFRI at the effective time of the merger.
     In addition, GAFRI has agreed, with certain exceptions, that neither it nor any of its subsidiaries will, prior to the completion of the merger, do any of the following without the prior written consent of AFG, which consent shall not be unreasonably withheld or delayed:
•	declare, set aside or pay any dividend or other distribution, with respect to any of its capital stock, except for dividends paid by wholly-owned subsidiaries of GAFRI;

•	split, combine or reclassify any of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	issue, deliver or sell any shares of its capital stock or any of its equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any shares of capital stock or voting debt or convertible, exchangeable or exercisable for securities or any other equity interests, other than (a) issuances of GAFRI common stock (1) upon the exercise of stock options, (2) to directors for payment of a portion of their directors’ fees consistent with past practice, (3) pursuant to GAFRI’s 401(k) Plan, and (4) under GAFRI’s Employee Stock Purchase Plan and Agent Stock Purchase Plan or (b) issuances by a wholly-owned subsidiary of GAFRI of capital stock to the subsidiary’s parent or another wholly-owned subsidiary of GAFRI;

•	amend its certificate of incorporation or bylaws;

•	create, assume or otherwise consensually incur any lien on any asset other than liens (i) incurred in the usual, regular and ordinary course of business consistent with past practice or (ii) which could not reasonably be expected to have a material adverse effect on GAFRI;

•	except as agreed prior to the date of the merger agreement, pay or commit to pay any severance or termination pay, except (i) as required by law, (ii) for payments in the usual, regular and ordinary course of business consistent with past practice or (iii) as required to be paid by applicable law or to satisfy contractual obligations;

•	enter into any employment, deferred compensation, consulting, severance or other similar agreement, or any amendment to any such existing agreement, with any director, officer or key employee, except as required by applicable law, to satisfy contractual obligations or if done in the usual, regular and ordinary course of business consistent with past practice;

•	increase or commit to increase in any material respect any employee benefits payable to any director, officer or employee, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments, except (i) in the usual, regular and ordinary course of business consistent with past practice, (ii) as required by an existing employee benefits plan or (iii) as required by applicable law or to satisfy contractual obligations; or

•	adopt or commit to adopt any additional employee benefits plan, except in the usual regular and ordinary course of business consistent with past practice, as required by applicable law or to satisfy contractual obligations.
No Solicitation of Competing Proposals
     The merger agreement provides that, until the effective time of the merger or the termination of the merger agreement, GAFRI will not, whether directly or indirectly through its affiliates, advisors, agents or other intermediaries, and GAFRI will direct and cause its and its subsidiaries’ respective officers, directors, affiliates, advisors, representatives or other agents not to:
•	solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal that constitutes an “acquisition proposal” (as defined below); or

•	participate or engage in discussions or negotiations with, or disclose or provide any non-public information or data relating to GAFRI or any of its subsidiaries to, or afford access to GAFRI’s properties, books or records to, any person.
     For purposes of the merger agreement, the term “acquisition proposal” means any offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving GAFRI or the acquisition or purchase of 10% or more of any class of equity securities of GAFRI or any of its material subsidiaries then outstanding, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of GAFRI or any of its material subsidiaries, or a substantial portion of the assets of, GAFRI or any of its subsidiaries taken as a whole, other than the transactions contemplated by the merger agreement.
     For purposes of the merger agreement, the term “material subsidiary” means any subsidiary whose consolidated revenues, net income or assets constitute 10% or more of the revenues, net income or assets of GAFRI and its subsidiaries, taken as a whole.
Special Meeting of GAFRI Stockholders; Recommendation of Our Board of Directors
     The merger agreement provides that GAFRI will use its commercially reasonable best efforts to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable for the purpose of considering and taking action upon the merger agreement. The merger agreement further provides that our Board of Directors and the special committee must recommend approval of the merger agreement by GAFRI’s stockholders, except when the Board or the special committee may determine not to so recommend or to withdraw or change such recommendation.
Indemnification and Insurance of GAFRI Directors and Officers
     The merger agreement provides that:
•	GAFRI will honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the effective time of the merger, including all rights to advancement of expenses, in favor of the current or former directors, officers, employees or agents of GAFRI under GAFRI’s certificate of incorporation or bylaws or in any indemnification agreement previously disclosed by GAFRI to AFG and GAC and all such rights will survive the merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any directors, officers, employees or agents, unless required by applicable law or consented to in writing by the affected individuals; and

•	for six years after the effective time of the merger, AFG will provide officers’ and directors’ liability insurance for acts or omissions occurring at or prior to the effective time of the merger covering each person covered at or prior to the effective time by GAFRI’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date of the merger agreement.
Other Agreements
     The merger agreement provides that:
•	upon the terms and subject to the conditions of the merger agreement, GAFRI, AFG and GAC will each use its commercially reasonable best efforts to take all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete the merger;

•	none of AFG, GAFRI, GAC or any of their affiliates will issue any press release or public announcement regarding the merger without the prior approval of the other parties, except to the extent required by law or any national securities exchange and after reasonable prior notice to the other parties;

•	AFG, GAFRI and GAC will each use its reasonable best efforts to secure any required approvals under and act to eliminate or minimize the effects of any anti-takeover statute or regulation that is or may become applicable to the merger;

•	GAFRI will promptly notify AFG and GAC of:
•	any notice from any person alleging that its consent is or may be required in connection with the merger other than where the failure to obtain such consent could not reasonably be expected to have a material adverse effect on GAFRI,

•	any notice from any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, and

•	any action, suit, charge or complaint commenced or, to GAFRI’s knowledge, threatened against GAFRI which is material to GAFRI or which relates to the completion of the merger;
•	GAFRI will use commercially reasonably efforts to obtain required third party consents to the merger;

•	AFG, GAFRI and GAC will cooperate with one another in taking actions to delist GAFRI common stock from the New York Stock Exchange and terminate registration under the Exchange Act, with such delisting and termination to be effective only after the effective time of the merger;

•	AFG shall execute documents necessary or advisable to guarantee, as of the effective time of the merger, the indebtedness of GAFRI and GAFRI’s subsidiaries; and

•	GAC shall have been duly formed as a wholly-owned subsidiary of AFG and shall have approved, adopted, executed and delivered the merger agreement.
Conditions to the Merger
Closing Conditions for Each Party
     The obligations of AFG, GAFRI and GAC to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following conditions:
•	the approval of the merger agreement by holders of a majority of the shares of GAFRI common stock outstanding on the record date;

•	the resolution of SEC comments and related issues or matters if the SEC reviews, and provides comments to, the proxy statement;

•	all notices, reports and other filings required to be made prior to the effective time of the merger by GAFRI or AFG or any of its subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time of the merger by GAFRI or AFG or any of its subsidiaries from, any governmental entity in connection with the execution and delivery of this merger agreement and the consummation of the merger shall have been made or obtained (as the case may be); and

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the merger, and no federal or state governmental entity shall have instituted any proceeding that is pending seeking any such judgment, decree, injunction or other order to prohibit the consummation of the merger.
Additional Closing Conditions for GAFRI
     GAFRI’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:
•	the representations and warranties of AFG and GAC with respect to organization and authorization shall be true and correct in all respects with regard to any such representations containing limitations as to materiality or material adverse effect and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the effective time of the merger (or, to the extent such representations and warranties speak as of an earlier date, they need only be true and correct in all respects as of such earlier date);

•	the representations and warranties of AFG and GAC (other than the representations and warranties referred to in the immediately preceding bullet point) shall be true and correct in all respects when made and as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to any limitations as to materiality or material adverse effect, except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have a material adverse effect on GAFRI and GAC;

•	AFG and GAC shall have performed in all material respects their agreements and covenants in the merger agreement that are required to be performed at or prior to the effective time of the merger; and

•	GAFRI shall have received certificates signed by an executive officer of each of AFG and GAC to the effect that the conditions described in the three prior bullet points have been satisfied.
Additional Closing Conditions for AFG and GAC
     AFG’s and GAC’s obligations to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:
•	the representations and warranties of GAFRI with respect to organization, authorization and capitalization shall be true and correct in all respects with regard to any such representations containing limitations as to materiality or material adverse effect and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the effective time of the merger (or, to the extent such representations and warranties speak as of a earlier date, they need only be true and correct in all respects as of such earlier date);

•	the representations and warranties of GAFRI (other than the representations and warranties referred to in the immediately preceding bullet point) shall be true and correct in all respects when made and as of the effective time of the merger (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to any limitations as to materiality or material adverse effect, except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have a material adverse effect on GAFRI;

•	GAFRI shall have performed in all material respects each of its agreements and covenants in the merger agreement that are required to be performed by it at or prior to the completion of the merger; and

•	AFG and GAC shall have received certificates signed by an executive officer of GAFRI to the effect that the conditions described in the three prior bullet points have been satisfied or waived.
     There is no financing condition to AFG’s and GAC’s obligations to complete the merger. As stated above, the closing conditions to the merger may be waived to the extent permitted by applicable law. GAFRI may waive any of the conditions listed under the heading “Additional Closing Conditions for GAFRI.” Similarly, AFG or GAC may waive any of the conditions listed under the heading “Additional Closing Conditions for AFG and GAC.” Despite their ability to do so, no party to the merger agreement, as of the date of this proxy statement, intends to waive any closing condition. The conditions relating to stockholder approval and prohibition or disallowance of the merger by a governmental entity may not be waived by any party to the merger agreement.
Termination of the merger
Circumstances Under Which AFG or GAFRI May Terminate the Merger
     AFG and GAFRI may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger upon the mutual written consent of the parties. Either of AFG or GAFRI may also terminate the merger agreement at any time if:
•	the merger shall not have occurred on or before September 30, 2007 (but no party may terminate the merger agreement on this basis if its failure to fulfill any obligation, or other breach, under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before September 30, 2007);

•	any governmental entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

•	the approval by stockholders required for the completion of the merger shall not have been obtained at the special meeting or any adjournment of such meeting.
Circumstances Under Which AFG May Terminate the Merger
     AFG may also terminate the merger agreement at any time, if:
•	our Board of Directors or any committee (including the special committee) thereof withdraws, modifies or changes in any manner adverse to AFG or GAC its recommendation that the holders of shares of GAFRI common stock vote for the approval of the merger agreement and the transactions contemplated thereby, including the merger; or

•	there is a breach by GAFRI of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first three bullet points under “Terms of the Merger Agreement—Conditions to the Merger—Additional Closing Conditions for AFG and GAC” and which has not been cured, or is not capable of being cured, within twenty (20) business days following receipt by GAFRI of written notice from GAFRI and GAC of such breach.
Circumstances Under Which GAFRI May Terminate the Merger
     GAFRI may also terminate the merger agreement at any time, if there is a breach by AFG or GAC of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to a failure of a condition described in any of the first three bullet points under “Terms of the Merger Agreement—Conditions to the Merger—Additional Closing Conditions for GAFRI” and which has not been cured, or is not capable of being cured, within twenty (20) business days following receipt by GAFRI or GAC of written notice from GAFRI of such breach.
Effects of Terminating the Merger
     If the merger agreement is terminated, the merger agreement shall become void and there shall be no liability or obligation on the part of AFG, GAFRI or GAC or their respective officers or directors and except that none of AFG nor GAFRI or GAC shall be relieved or released from any liabilities or damages arising out of any willful or knowing breach of the merger agreement and except that the confidentiality agreement entered into among the parties shall survive such termination.
Fees and Expenses
     All costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.
Modification or Amendment of the Merger
     Any provision of the merger agreement may be amended, modified or waived by AFG, GAFRI or GAC, acting through their respective boards of directors, prior to the completion of the merger. However, no such amendment, modification or waiver by GAFRI will be effective unless it is authorized by the Board of Directors and, after the approval of the merger agreement by GAFRI’s stockholders, there shall not be made any amendment that by applicable law or regulation requires the further approval by stockholders without such further approval.
IMPORTANT INFORMATION REGARDING GAFRI

Projected Financial Information
     GAFRI’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by senior management were made available to AFG as well as to the special committee and its financial advisor in connection with their respective considerations of the merger. We have included a subset of these projections to give our stockholders access to certain nonpublic information considered by the CCW, the special committee and our Board of Directors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that AFG, the special committee or our Board of Directors, CCW, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.
     GAFRI advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond GAFRI’s control. The projections also reflect estimates and assumptions related to the business of GAFRI that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond GAFRI’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections were prepared for internal use and to assist AFG and the financial advisors to the special committee with their respective due diligence investigations of GAFRI and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. GAFRI’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.
     Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Information”, which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.
     Since the date of the projections, the Company has made publicly available its actual results of operations for the quarter ended March 31, 2007. You should review the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 to obtain this information. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.
     For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, GAFRI does not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.
FINANCIAL OVERVIEW1
(Dollars in millions, except EPS)

	Actual	Actual	Plan	Plan	Plan
	2005	2006	2007	2008	2009
Net Premiums	$1,147	$1,727	$2,160	$2,965	$3,775
Assets[2]	$11,800	$13,300	$14,300	$15,800	$18,000
GAAP equity[2]	$949	$1,064	$1,150	$1,250	$1,375

Net operating earnings[3]	$62.0	$76.7	$78.3	$91.4	$111.0
Operating earnings per share[3]	$1.30	$1.59	$1.62	$1.87	$2.26
Net earnings per share	$1.47	$2.06	$1.60	$1.87	$2.26

Book value per share[2]	$20.09	$22.37	$24.19	$26.33	$28.93

ROE-Operating[4]	8.7%	7.6%	7.2%	7.8%	8.7%
ROE-Net Income[5]	6.3%	11.1%	8.1%	8.8%	9.8%

[1]	Assumes earnings on excess capital earns portfolio rate

[2]	Excludes unrealized gains (losses) on fixed maturities [3] From continuing operations (excludes GA Life of Puerto Rico, hotel gains and 2005 unlockings)

[4]	Includes GA Life of Puerto Rico, excludes realized gains, hotel gains and 2005 unlockings

[5]	Includes operating, non-operating, discontinued and change in unrealized gains in stocks
Markets and Market Price
     Our common stock trades on the New York Stock Exchange under the symbol “GFR.” As of                     , 2007, there were 47,774,881 shares of GAFRI common stock outstanding, held by approximately 3,000 stockholders of record.
     The following table sets forth the high and low reported closing prices for our common stock for the periods shown as reported by the New York Stock Exchange:

	High	Low
Year Ended December 31, 2005
First Quarter	$17.60	$15.18
Second Quarter	20.86	14.79

	High	Low
Third Quarter	22.34	18.15
Fourth Quarter	22.20	18.15
Year Ended December 31, 2006
First Quarter	23.50	19.00
Second Quarter	24.35	19.15
Third Quarter	21.25	18.52
Fourth Quarter	24.00	20.77
Year Ended December 31, 2007
First Quarter	25.13	21.06
Second Quarter (through June __, 2007)

     On February 22, 2007, the last trading day before public disclosure of AFG’s initial proposal to acquire the Company for $23.50 per share, the closing price of the GAFRI common stock on the New York Stock Exchange was $21.694. On May 16, 2007, the last trading day before GAFRI, AFG and GAC executed the merger agreement, last trading day before GAFRI publicly announced the execution of the merger agreement, the closing price of the GAFRI common stock on the New York Stock Exchange was $24.83. On                     , 2007, the last trading day before the date of this proxy statement, , the closing price of the GAFRI common stock on the New York Stock Exchange was $          .
     STOCKHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR GAFRI COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.
     GAFRI paid annual common dividends of $0.10 per share in 2006 and 2005. Under the merger agreement, GAFRI has agreed not to pay any cash dividends on its common stock before the completion of the merger.
Executive Officers and Directors of GAFRI
     The directors and executive officers of GAFRI are set forth below. Except as described below, none of these persons nor GAFRI has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of the directors and executive officers of GAFRI are citizens of the United States and can be reached c/o Great American Financial Resources, Inc., 250 East Fifth Street, Cincinnati, Ohio 45202.

Name	Age(1)	Position

Carl H. Lindner	87	Chairman of the Board

S. Craig Lindner	52	Chief Executive Officer and President, Director

Robert A. Adams	61	Director

Name	Age(1)	Position

Kenneth C. Ambrecht	61	Director

Ronald G. Joseph	70	Director

L. Thomas Hiltz	61	Director

John T. Lawrence III	55	Director

William R. Martin	78	Director

Joseph P. Tomain	59	Director

Charles R. Scheper	54	Director and Chief Operating Officer

John B. Berding	44	Executive Vice President, Investments

Richard L. Magoteaux	47	Senior Vice President

Christopher P. Miliano	48	Executive Vice President, Chief Financial Officer and Treasurer

James E. Moffett	47	Senior Vice President

Mark F. Muething	47	Executive Vice President, General Counsel and Secretary

Michael J. Prager	47	Senior Vice President and Chief Actuary

(1)	As of March 31, 2007
     Carl H. Lindner has been Chairman of the Board of GAFRI since 1987. Mr. Lindner also serves as Chairman of the board of directors of AFG. Carl H. Lindner is the father of S. Craig Lindner.
     S. Craig Lindner has been a director of GAFRI since 1993 and was elected Chief Executive Officer in November 1999. Mr. Lindner is President of American Money Management Corporation (“AMM”), a subsidiary of AFG which provides investment services for AFG and its affiliated companies, including GAFRI. He is also Co-Chief Executive Officer and a director of AFG.
     Robert A. Adams has been a director of GAFRI since 1992. Mr. Adams served as Chief Operating Officer of GAFRI until November 1999 and as Vice Chairman of the Board from November 1999 until his retirement as an employee of GAFRI in December 2001.
     Kenneth C. Ambrecht has been a director of GAFRI since 2004. In December 2005, Mr. Ambrecht organized KCA Associates, LLC. KCA Associates Services, a consultant to several companies, advising them with respect to financing and financing transactions. From July 2004 to December 2005, Mr. Ambrecht served as a Managing Director for the investment banking firm of First Albany Capital. For more than five years prior thereto he was a Managing Director with Royal Bank Canada Capital Markets. Mr. Ambrecht also serves as a director of AFG and Fortescue Metals Group Limited, an Australian Mining Company and Dominion Petroleum Ltd., an oil and gas exploration company.
     Ronald G. Joseph has been a director of GAFRI since 1994. For more than five years, Mr. Joseph has been Chief Executive Officer and attorney of various Cincinnati-based automobile dealerships and real estate holdings.
     L. Thomas Hiltz was elected a director of GAFRI in March 2007. Mr. Hiltz is a private attorney and serves as a director of Applied Industrial Technologies, Inc. and a member of the board of numerous charitable organizations.
     John T. Lawrence III has been a director of GAFRI since 1994. For more than five years, Mr. Lawrence has been a Senior Vice President with UBS Financial Services, Inc., a national investment banking firm.
     William R. Martin has been a director of GAFRI since 1994. Although currently retired, Mr. Martin was previously President of MB Computing, Inc., which is a privately held software development company. Mr. Martin is also a director of AFG.
     Charles R. Scheper has been a director of GAFRI since 2002. Mr. Scheper was elected Chief Operating Officer in November 1999.
     Joseph P. Tomain was elected a director of GAFRI in March 2007. Mr. Tomain currently serves as Dean Emeritus and a Professor of Law at the University of Cincinnati College of Law.
     John B. Berding was elected Executive Vice President in May 1999. During that time, he has also been a Senior Vice President, and effective March 2002, an Executive Vice President of AMM.
     Richard L. Magoteaux was elected Senior Vice President in May 2001. Prior to that time, he served as Vice President for over five years.
     Christopher P. Miliano was elected Treasurer in May 2004, Executive Vice President in May 2002 and Chief Financial Officer in May 2001. Prior to that time, he served as Vice President and Controller for over five years.
     James E. Moffett was elected Senior Vice President in May 2001. In June 2000, Mr. Moffett was employed by the Company as a Vice President and Chief Operating Officer of Loyal American Life Insurance Company. Prior to that time, he was employed by Thomas Group, Inc., a Dallas based strategy and operations consulting firm.
     Mark F. Muething was elected Executive Vice President, General Counsel and Secretary in May 1999.
     Michael J. Prager was elected Executive Vice President in November 2004 and Senior Vice President and Chief Actuary in May 2002. Prior to that time he served in various capacities since joining the Company in June 2000. Prior to that time, Mr. Prager was an independent consultant with respect to actuarial and general insurance matters.
Security Ownership of Certain Beneficial Owners and Management
     The table below contains information regarding the beneficial ownership of shares of GAFRI common stock by each person or entity known by GAFRI to beneficially own 5% or more of the total number of outstanding shares of GAFRI common stock as of                                         , 2007. The table below also contains information regarding the beneficial ownership of shares of GAFRI common stock as of                     , 2007 by all executive officers and directors of GAFRI and by all executive officers and directors of AFG, other than those who are executive officers or directors of GAFRI.

Amount and Nature of Beneficial Ownership
Shares of Common
Name of Beneficial Owner	Stock Held	Percent of Class

American Financial Group, Inc.

Executive Officers and Directors of GAFRI

Robert A. Adams
Kenneth C. Ambrecht
Ronald G. Joseph
John T. Lawrence III
Carl H. Lindner
S. Craig Lindner
William R. Martin
Charles R. Scheper
Christopher P. Miliano
Mark F. Muething
Michael J. Prager
All Directors and Executive Officers of GAFRI as a Group (14 persons)

Executive Officers and Directors of AFG Who Are Not
Executive Officers or Directors of GAFRI

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The financial statements as of December 31, 2006 and December 31, 2005 and for each of the three years for the period ended December 31, 2006, incorporated by reference in this proxy statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report incorporated by reference in this proxy statement.
FUTURE STOCKHOLDER PROPOSALS
     GAFRI will hold an annual meeting in 2007 only if the merger is not completed. In order to be eligible for inclusion in GAFRI’s proxy materials for GAFRI’s 2007 annual meeting, if such a meeting is held, written notice of any stockholder proposal must have been received by GAFRI not later than December 1, 2006.

     If the merger is completed, there will be no public participation in any future meetings of stockholders of GAFRI. If the merger is not completed, however, stockholders will continue to be entitled to attend and participate in meetings of stockholders. If the merger is not completed, GAFRI will inform its stockholders, by press release or other means determined reasonable by GAFRI, of the date by which stockholder proposals must be received by GAFRI for inclusion in the proxy materials relating to GAFRI’s 2007 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION
     GAFRI files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about GAFRI and will be made available for inspection and copying at GAFRI’s executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.
     Stockholders may read and copy any reports, statements or other information filed by GAFRI at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. GAFRI’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at www.sec.gov. You can also inspect reports, proxy statements and other information about GAFRI at the offices of the NASDAQ National Market. For further information on obtaining copies of our public filings at the NASDAQ National Market, you should call 1-800-261-0148.
     A list of stockholders will be available for inspection by stockholders of record at GAFRI’s executive offices at 250 East Fifth Street, Cincinnati, Ohio 45202 during regular business hours beginning two (2) business days after notice of the special meeting is given and continuing to the date of the special meeting. The list of stockholders will be available at the special meeting or any adjournment thereof.
     The SEC allows GAFRI to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that GAFRI may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that GAFRI files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that GAFRI later files with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.
     GAFRI incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. GAFRI also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	GAFRI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	GAFRI’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007; and

•	GAFRI’s Current Reports on Form 8-K dated February 23, 2007, February 27, 2007, March 1, 2007, March 14, 2007, April 3, 2007 and May 17, 2007.
     GAFRI undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. These documents incorporated by reference are also available on GAFRI’s website at www.GAFRI.com. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:
Great American Financial Resources, Inc.
     Documents should be requested by                     , 2007 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.
     This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of GAFRI since the date of this proxy statement or that the information herein is correct as of any later date.
     AFG and GAC have supplied, and GAFRI has not independently verified, the information in this proxy statement relating to AFG and GAC.
     Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. GAFRI has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                     , 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, GAFRI will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

Appendix A

AGREEMENT AND PLAN OF MERGER
among
AMERICAN FINANCIAL GROUP, INC.,
GREAT AMERICAN FINANCIAL RESOURCES, INC.
and
GAFRI ACQUISITION CORP.
Dated as of May 17, 2007

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2007 (this “Agreement”), among American Financial Group, Inc., an Ohio corporation (“Parent”), Great American Financial Resources, Inc., a Delaware corporation (“GAFRI”), and GAFRI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“GAC”) (GAFRI and GAC being hereinafter collectively referred to as the “Constituent Corporations”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of GAFRI (the “GAFRI Board”), upon the approval and recommendation of its Special Committee, has (i) declared that the merger of GAC with and into GAFRI (the “Merger”), with GAFRI being the surviving corporation (in this capacity, the “Surviving Corporation”), is advisable, (ii) determined that the Merger is fair to, and in the best interests of, GAFRI and its stockholders (other than Parent and its Affiliates), (iii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), and (iv) resolved to recommend the approval of the Merger and the adoption of this Agreement by the stockholders of GAFRI.
     WHEREAS, the respective Boards of Directors of Parent and GAC have each approved and adopted this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein; and
     WHEREAS, Parent, concurrently with the execution and delivery of this Agreement, is approving this Agreement and the Transactions, including the Merger, as the sole stockholder of GAC, upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both singular and plural forms. Any agreement referred to below means such agreement as amended, supplemented or modified from time to time in accordance with its terms to the extent permitted by the applicable provisions of this Agreement.
     “Acquiror Entities” has the meaning set forth in the first sentence of Article V.
     “Acquiror Entity Material Adverse Effect” means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is material and adverse to the financial condition, business operations, prospects or results of operations of the Acquiror Entities, taken as a whole, or could be reasonably expected to adversely affect the ability of any Acquiror Entity to consummate the Merger or other Transactions; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been an “Acquiror Entity Material Adverse Effect”: (i) the announcement of the execution of this

Agreement, actions contemplated by this Agreement or the performance of obligations under this Agreement (in each case, including any reduction in premiums or sales, any disruption in supplier, distributor, partner, agent or similar relationships or any loss of employees), (ii) factors affecting the economy or financial markets as a whole, (iii) the suspension of trading in securities generally on the New York Stock Exchange or the NASDAQ Global Market, and (iv) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.
     “Acquisition Proposal” means any offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving GAFRI or the acquisition or purchase of 10% or more of any class of equity securities of GAFRI or any of its Material Subsidiaries then outstanding, or any tender offer (including self-tenders) or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities of GAFRI or any of its Material Subsidiaries, or a substantial portion of the assets of, GAFRI or any of its Material Subsidiaries, taken as a whole, other than the Transactions.
     “Affiliate” has the meaning as defined in Rule 12b-2 under the Exchange Act.
     “Agreement” means this Agreement and Plan of Merger among Parent, GAC and GAFRI.
     “Applicable Law” means any federal, state, local, municipal or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement or legally binding policies or guidelines issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
     “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in the City of Cincinnati, Ohio, are authorized or obligated by law or executive order to close, and the term “day” when not immediately preceded by the word “business” shall mean a calendar day.
     “Certificate” has the meaning set forth in Section 3.7.
     “Certificate of Merger” has the meaning set forth in Section 2.3.
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Constituent Corporations” has the meaning set forth in the introductory paragraph of this Agreement.
     “Contract” means any written or oral, agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order,

license, sublicense, insurance policy, or other legally binding instrument, obligation or commitment or undertaking of any nature.
     “DGCL” has the meaning set forth in Section 2.1.
     “Dissenting Shares” has the meaning set forth in Section 3.10(a).
     “Effective Time” has the meaning set forth in Section 2.3.
     “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law or legally binding agency requirement relating to: (i) the regulation, protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “GAAP” means United States generally accepted accounting principles.
     “GAC” has the meaning set forth in the introductory paragraph of this Agreement.
     “GAC Bylaws” has the meaning set forth in Section 3.3.
     “GAC Certificate of Incorporation” has the meaning set forth in Section 3.2.
     “GAFRI” has the meaning set forth in the introductory paragraph of this Agreement.
     “GAFRI Board” has the meaning set forth in the first recital of this Agreement.
     “GAFRI Bylaws” has the meaning set forth in Section 4.1.
     “GAFRI Certificate of Incorporation” has the meaning set forth in Section 4.1.
     “GAFRI Common Stock” has the meaning set forth in Section 2.1.
     “GAFRI Disclosure Schedule” means any disclosure schedule delivered by GAFRI to Parent dated the date hereof, which disclosure schedule relates to this Agreement and is designated therein as the GAFRI Disclosure Schedule.
     “GAFRI Material Adverse Effect” means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is material and adverse to the financial condition, business operations, prospects or results of operations of GAFRI and its Subsidiaries, taken as a whole, or could reasonably be expected to adversely affect the ability of GAFRI to consummate the Merger or other Transactions; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “GAFRI Material Adverse Effect”: (i) the announcement of the execution of this Agreement, actions contemplated by this Agreement or the performance of obligations under this Agreement (in each case, including any reduction in premiums or sales, any disruption in supplier, distributor, agent or partner or similar relationships or any loss of employees), (ii) factors affecting the economy or financial markets as a whole, (iii) the suspension of trading in securities generally on the New York Stock Exchange or the NASDAQ Global Market, and (iv) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.
     “GAFRI SEC Documents” has the meaning set forth in Section 4.7.
     “GAFRI Stockholder Approval” has the meaning set forth in Section 4.2(c).
     “Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.
     “Hazardous Substance” means (i) any substance that is listed, classified, regulated or for which liability is imposed pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon and (iii) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.
     “Holder” has the meaning set forth in Section 3.9(a).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indemnitees” has the meaning set forth in Section 6.4(a).
     “Insurance Regulatory Authority” shall mean, with respect to any Subsidiary that is an insurance company, the Governmental Entity of such Subsidiary’s state of domicile with which such Subsidiary is required to file its annual financial statement prepared in accordance with SAP.
     “Intellectual Property Rights” has the meaning set forth in Section 4.15.
     “IRS” means the Internal Revenue Service.
     “Knowledge” means the actual knowledge after reasonable inquiry of the executive officers of GAFRI or the executive officers of Parent and GAC, as the case may be.
     “Liens” means, with respect to any asset, mortgages, deeds of trust, pledges, charges, security interests, liens, title retention devices, conditional sales or other security arrangements, collateral assignments, claims, charges, adverse claims of title, ownership or right to use, easements, servitudes, restrictive covenants, options, rights of first refusal, restrictions or other encumbrances of any kind or nature whatsoever in respect of such asset (including any restriction on (1) the voting of any security or the transfer of any security or other asset, (2) the receipt of any income derived from any asset, (3) the use of any asset, and (4) the possession, exercise or transfer of any other attribute of ownership of any asset), in each case except for such restrictions of general application under the Securities Act and state “blue sky” laws.
     “Material Subsidiary” means any Subsidiary whose consolidated revenues, net income or assets constitute 10% or more of the revenues, net income or assets of GAFRI and its Subsidiaries, taken as a whole.
     “Merger” has the meaning set forth in the first recital of this Agreement.
     “Merger Consideration” has the meaning set forth in Section 3.7.
     “Parent” has the meaning set forth in the introductory paragraph of this Agreement.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, joint venture, or any other non-governmental entity or any governmental or regulatory authority or body.
     “Plans” has the meaning set forth in Section 4.13(a).
     “Proxy Statement” has the meaning set forth in Section 6.2(b).
     “Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, each as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (x) foreign investment, (y) foreign exchange or currency controls or (z) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
     “SAP” means statutory accounting principles prescribed or permitted by the respective state of domicile for each GAFRI Subsidiary that is an insurance company.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Special Committee” means the Special Committee of the GAFRI Board formed for the purpose of considering Parent’s proposal to acquire all capital stock of GAFRI not owned by Parent as contemplated by the Merger.
     “Special Meeting” has the meaning set forth in Section 6.2(a).
     “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
     “Surviving Corporation” has the meaning set forth in the first recital of this Agreement.

     “Tax” and “Taxes” means: (i) any and all federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
     “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Termination Date” has the meaning set forth in Section 8.1(b).
     “Third Party” means any Person or group of Persons (other than GAFRI and its Affiliates or Parent and its Affiliates).
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), GAC shall merge with and into GAFRI at the Effective Time and the separate corporate existence of GAC shall thereupon cease. Following the Effective Time, GAFRI, as the Surviving Corporation, shall succeed to and assume all of the rights and obligations of GAC and GAFRI in accordance with the DGCL and Section 3.1 of this Agreement.
     Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at a time and date to be specified by the parties to this Agreement, which shall be no later than the thirty (30) Business Day after satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of those conditions), at the offices of Keating Muething & Klekamp PLL, Suite 1400, One East Fourth Street, Cincinnati, Ohio, 45202, unless another time, date or place is agreed to by the parties hereto (the “Closing Date”).
     Section 2.3 Effective Time. The Merger shall become effective at the close of business on the date when the Certificate of Merger relating to the Merger, in such form and as required by and executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), or at such later date and time as the Constituent Corporations shall, by written agreement, specify in the Certificate of Merger. When used in this Agreement, the term “Effective Time” means the later of the close of business on the date on which the Certificate of Merger is duly filed with the

Secretary of State of the State of Delaware, or such later date and time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver (subject to Applicable Law) of the conditions to the Merger set forth in Article VII.
ARTICLE III
EFFECTS OF THE MERGER
     Section 3.1 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the assets, property, rights, privileges, powers and franchises of GAC and GAFRI shall vest in the Surviving Corporation, and all debts, liabilities, restrictions and duties of GAC and GAFRI shall become the debts, liabilities, restrictions and duties of the Surviving Corporation.
     Section 3.2 Certificate of Incorporation. The Certificate of Incorporation of GAC (the “GAC Certificate of Incorporation”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.
     Section 3.3 Bylaws. The Bylaws of GAC (the “GAC Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, by Applicable Law or the Certificate of Incorporation of the Surviving Corporation.
     Section 3.4 Officers. From and after the Effective Time, the officers of GAC immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected, as the case may be.
     Section 3.5 Directors. From and after the Effective Time, the directors of the Surviving Corporation shall be the following persons until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be: S. Craig Lindner, Charles R. Scheper and Mark F. Muething.
     Section 3.6 Conversion of Treasury Stock and Parent Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of GAFRI Common Stock that is held, directly or indirectly, by GAFRI shall automatically be converted into and become a validly issued and outstanding share of common stock of the Surviving Corporation, and (ii) each issued and outstanding share of GAFRI Common Stock that is owned by Parent, any Subsidiary of Parent or GAC shall automatically be converted into and become a validly issued and outstanding share of common stock of the Surviving Corporation.
     Section 3.7 Conversion of GAFRI Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of GAFRI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be converted in accordance with Section 3.6 and Dissenting Shares) shall be converted into the right to receive $24.50 in cash (the “Per Share Merger Consideration” and the aggregate of all Per Share Merger Consideration in respect of all GAFRI Common Stock entitled thereto, the “Merger Consideration”). As of the Effective Time, all such shares of GAFRI Common

Stock shall no longer remain outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of GAFRI Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive an amount of cash equal to the Per Share Merger Consideration multiplied by the number of shares of GAFRI Common Stock formerly represented by such Certificate or Certificates, to be paid in consideration therefor upon surrender, or surrender, notation and return of such Certificate in accordance with Section 3.9, without interest or dividends.
     Section 3.8 Option Consideration.
     (a) At or prior to the Effective Time, GAFRI shall take (or shall have caused to have been taken) all actions necessary to terminate, as of the Effective Time, its employee stock option plans, on the terms and subject to the conditions set forth in this Agreement, and to extinguish all rights of grantees or optionees under such stock option plans for cash payments by GAFRI to each optionee in respect of vested employee stock options in an amount equal to the positive number difference, less applicable Taxes, between the Per Share Merger Consideration and option exercise paid multiplied by the number of shares of GAFRI Common Stock formerly subject to an option (“Option Payment Amount”). For the avoidance of doubt, at the Effective Time, each Company option that is vested at the Effective Time in which the Per Share Merger Consideration is equal to or less than the exercise price per share under such Company option shall be terminated and be of no further effect. For options vested at the Effective Time, such payments shall be made as soon as practicable after the Effective Time. So long as a holder of an option is an employee of GAFRI, Parent or any subsidiary of either of them at the vesting dates (as set forth in a GAFRI employee stock option plan or document evidencing a grant of an employee stock option), GAFRI shall pay the Option Payment Amount as soon as practicable after such vesting dates in 2008, 2009, 2010 and 2011.
     (b) Effective as of the Effective Time, GAFRI shall take all action necessary to provide for the termination of its agent stock option plans or agreements and the extinguishment of all rights thereunder.
     Section 3.9 Cancellation of the Common Stock of GAC. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, $.001 par value per share, of GAC shall automatically be cancelled and all certificates evidencing ownership of such shares shall be void and of no effect.
     (a) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall mail (and make available for collection by hand) to each holder of record of a Certificate or Certificates (other than Certificates, if any, held by Parent, any Subsidiary of Parent, GAC, GAFRI or any GAFRI Subsidiary) (each, a “Holder”), (i) a letter of transmittal in customary form and approved by GAFRI prior to the Effective Time (which approval shall not be unreasonably withheld or delayed), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Surviving Corporation and which shall have such other customary provisions as Parent may specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration (pursuant to Section 3.7) to be received in cash by the Holder thereof pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent or the surrender of such GAFRI Common Stock on a book entry statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements), the Holder of such Certificate shall be entitled to receive promptly in exchange therefor the Per Share Merger Consideration for each share of GAFRI Common Stock formerly represented by such Certificate, payable in check to be mailed (or made available for collection by hand if so elected by the surrendering Holder of a Certificate within three (3) Business Days of receipt thereof), and the Certificate so surrendered shall be forthwith cancelled. No interest shall be paid or accrued for the benefit of Holders on the Merger Consideration payable upon the surrender of the Certificates. At the Effective Time, the stock transfer books of GAFRI shall be closed, and thereafter there shall be no further registration of transfers of shares of GAFRI Common Stock outstanding on the records of GAFRI. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive, without interest, the applicable portion of the Merger Consideration to which the Holder of such Certificate is entitled by virtue thereof. If Certificates are presented to GAFRI for transfer following the Effective Time, they shall be canceled against delivery of the applicable portion of the Merger Consideration to which the Holder of such Certificate is entitled to receive. All cash paid upon conversion of shares of GAFRI Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights of the respective Holders pertaining to such shares of GAFRI Common Stock.
     (b) No Liability. None of Parent, GAC, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
     (c) Transfer Taxes. If any Merger Consideration is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered Holder of the Certificate so surrendered, or shall establish to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

     (d) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Holder of a Certificate such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provisions of applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing authority by the Surviving Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the Certificate in respect of which such deduction and withholding was made by the Surviving Corporation.
     (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may determine and direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.
     (f) Adjustments to Prevent Dilution or Unjust Enrichment. If, prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of GAFRI Common Stock, there is a change in the number of shares of GAFRI Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of GAFRI Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.
     (g) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Constituent Corporations, the officers and directors of GAFRI and GAC will take all such action.
Section 3.10 Dissenting Shares.
     (a) For purposes of this Agreement, the term “Dissenting Shares” means any shares of GAFRI Common Stock with respect to which appraisal rights apply under Section 262 of the DGCL and held by a Holder who (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has demanded properly in writing fair value for such GAFRI Common Stock in accordance with Section 262 of the DGCL, and (iii) has not withdrawn such demand or otherwise lost such Holder’s right to receive the fair value of such Holder’s Dissenting Shares in accordance with Section 262 of the DGCL.
     (b) Notwithstanding any provision of this Agreement to the contrary, Holders of Dissenting Shares shall not be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL if such holders (i) fail to perfect, (ii) effectively withdraw or (iii) otherwise lose their rights to payment of fair value under the DGCL. If, after the Effective Time, any such Holder fails to perfect or effectively withdraws or otherwise loses such right, such Dissenting Shares shall thereupon be treated as if they had been canceled, extinguished and converted into, as of the Effective Time, and represent, the right to receive payment of the portion of the Merger Consideration to be paid therefor pursuant to Section 3.7, and such shares shall not be deemed to be Dissenting Shares. None of Parent, GAC, GAFRI or the Surviving Corporation shall be liable for any failure of any Holder of shares of GAFRI Common Stock to comply with such Holder’s duties under this Section 3.10.
     (c) Notwithstanding anything to the contrary contained in this Section 3.10, if (i) the Merger is rescinded or abandoned or (ii) stockholders of GAFRI revoke the authority to effect the Merger, then the right of any Holder to be paid the fair value of such Holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease.
     (d) GAFRI shall give Parent (i) prompt notice of any demands received by GAFRI for dissenters’ rights and withdrawals of such demands served pursuant to the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for dissenters’ rights under DGCL. GAFRI shall not, except with the prior written consent of Parent, make any payment (including, without limitation, any payment under Section 262 of the DGCL) with respect to any demands for valuation or offer to settle or settle any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GAFRI
     Except (i) as set forth in the corresponding section of the GAFRI Disclosure Schedule, it being understood that matters disclosed pursuant to one section of the GAFRI Disclosure Schedule shall be deemed disclosed with respect to any other section of the GAFRI Disclosure Schedule where it is apparent on its face that the matters so disclosed are applicable to such other sections (provided, however, that the mere inclusion of an item on the GAFRI Disclosure Schedule shall not be deemed to be an admission by GAFRI that such item is or was material or is or was required to be disclosed therein), or (ii) as expressly contemplated or permitted under this Agreement or any agreement contemplated hereby or thereby, GAFRI hereby represents and warrants to Parent and to GAC as follows:
     Section 4.1 Organization. GAFRI is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing (or the local law equivalent) or to have such power and authority could not reasonably be expected to have a GAFRI Material Adverse Effect. GAFRI is duly qualified or licensed to do business and is in good standing (or the local law equivalent) in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing (or the local law equivalent) could not reasonably be expected to have a GAFRI Material Adverse Effect. GAFRI has made available to Parent and GAC true and complete copies of GAFRI’s Certificate of Incorporation, as amended, in effect as of the date of this Agreement (the “GAFRI Certificate of Incorporation”) and GAFRI’s Bylaws in effect as of the date of this Agreement (the “GAFRI Bylaws”).
     Section 4.2 Authorization.

     (a) GAFRI has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions (subject, with respect to the Merger, to receipt of the GAFRI Stockholder Approval). The execution and delivery of this Agreement, the consummation by GAFRI of the Transactions, and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement and the Transactions have been approved by the GAFRI Board, and no other corporate proceedings on the part of GAFRI are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions (subject, with respect to the Merger, to receipt of the GAFRI Stockholder Approval) other than (i) with respect to the Merger, the filing with the SEC of a proxy statement with respect to, and the receipt of, the GAFRI Stockholder Approval, (ii) the filing of the Certificate of Merger as required by the DGCL, and (iii) such other filings as may be required under, and in compliance with the other applicable requirements of, the HSR Act, the Exchange Act and any other Applicable Law. This Agreement has been duly executed and delivered by GAFRI, and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and GAC, a valid and binding obligation of GAFRI enforceable against GAFRI in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (b) The Special Committee, at a meeting duly called and held, has by unanimous vote of all its members, approved and declared this Agreement and the Transactions advisable and has determined that the Merger is fair to GAFRI’s stockholders other than Parent and its Affiliates. The GAFRI Board, at a meeting duly called and held: (i) has declared that the Merger is advisable; (ii) approved and adopted this Agreement and the Transactions and has determined that the Merger is fair to GAFRI’s stockholders other than Parent and its Affiliates; and (iii) has recommended approval by the stockholders of GAFRI of this Agreement and the Merger, subject to the right of the GAFRI Board to withdraw or modify its recommendation of this Agreement and the Merger.
     (c) Under Applicable Law and the GAFRI Certificate of Incorporation, the affirmative vote of a majority of the votes represented by the shares of GAFRI Common Stock outstanding on the record date, established by the GAFRI Board in accordance with the GAFRI Bylaws, Applicable Law and this Agreement, voting together as a single class, at the Special Meeting at which a quorum is present in accordance with GAFRI Bylaws and Applicable Law (the “GAFRI Stockholder Approval”) is the only vote of GAFRI’s stockholders required to approve this Agreement and the Transactions, including the Merger.
     Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, the DGCL, state “blue sky” and securities or takeover laws, neither the execution, delivery or performance of this Agreement by GAFRI nor the consummation by GAFRI of the Transactions will (i) conflict with or result in any breach of any provision of the GAFRI Certificate of Incorporation or the GAFRI Bylaws or of the similar organizational documents of any Subsidiary of GAFRI, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, require the consent from or the giving of notice to a Third Party pursuant to, or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, any of the terms, conditions or provisions of any Contract to which GAFRI or any Subsidiary of GAFRI is a party or by which they or any of their assets is bound, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of GAFRI or any Subsidiary of GAFRI or (iv) violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which GAFRI or any Subsidiary of GAFRI is subject, excluding from the foregoing clause (ii) such conflicts, requirements, obligations, defaults, failures, breaches, rights or violations that could not reasonably be expected to have a GAFRI Material Adverse Effect.
     Section 4.4 Capitalization. (a) As of the date hereof, the authorized capital stock of GAFRI consists of (i) 100,000,000 shares of GAFRI Common Stock, and (ii) 25,000,000 shares of preferred stock, $1.00 par value per share (“GAFRI Preferred Stock”).
(a) (i) At the close of business on May 16, 2007, 47,774,881 shares of GAFRI Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; and,
     (ii) At the close of business on May 16, 2007, no shares of GAFRI Preferred Stock were issued and outstanding.
     (iii) At the close of business on May 16, 2007, there were 2,777,287 shares of GAFRI Common Stock reserved for issuance under Plans, 301,559 shares of GAFRI Common Stock reserved for issuance under the agent stock option plans. Except as set forth in the immediately preceding sentence, there are no options, warrants, calls, rights or agreements to which GAFRI is a party or by which it is bound obligating GAFRI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of GAFRI or obligating GAFRI to grant, extend or enter into any option, warrant, call, right or agreement, and there are no outstanding contractual rights, including (without limitation) “phantom” equity, stock appreciation, profit participation or similar plan rights, to which GAFRI is a party or by which GAFRI is bound the value of which is or are based on the value of the capital stock or other equity securities of GAFRI. There are no outstanding contractual obligations of GAFRI to repurchase, redeem or otherwise acquire any shares of GAFRI Common Stock or of GAFRI Preferred Stock.
     (iv) GAFRI has delivered to Parent a correct and complete list as of May 16, 2007 of each outstanding option (collectively, the “GAFRI Stock Options”) outstanding under any Plan, including the holder, date of grant, exercise price (if applicable), number of shares of GAFRI Common Stock subject thereto, GAFRI Stock Plan under which such GAFRI Stock Option or GAFRI Restricted Stock Award, as the case may be, was granted and, with respect to any GAFRI Stock Option, whether the option is vested and exercisable.
     (b) GAFRI does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of GAFRI on any matter.
     Section 4.5 Subsidiaries. Section 4.5 of the Disclosure Schedule sets forth the Material Subsidiaries of GAFRI. Each Material Subsidiary of GAFRI is duly authorized to conduct business and is in good standing (or the local law equivalent) under the laws of each jurisdiction where such qualification is required except where the failure to so qualify and be in good standing (or the local law equivalent) could not reasonably be expected to have a GAFRI Material Adverse Effect. Each Material Subsidiary of GAFRI has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it except where the failure to possess such licenses, permits and authorizations could not reasonably be expected to have a Material Adverse Effect. GAFRI has delivered to Parent correct and complete copies of the charter and bylaws of each Subsidiary of GAFRI (as amended to date). None of the Subsidiaries of GAFRI is in default under or in violation of any provision of its charter or bylaws. All of the issued and outstanding shares of capital stock of each Material Subsidiary of GAFRI have been duly authorized and are validly issued, fully paid, and nonassessable. One of GAFRI and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Material Subsidiary of GAFRI, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws or regulations), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of GAFRI and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Material Subsidiary of GAFRI to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Material Subsidiary of GAFRI. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Material Subsidiary of GAFRI. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each Material Subsidiary of GAFRI are correct and complete.
     Section 4.6 No Undisclosed Liabilities. Except (i) as set forth, reflected or reserved against in the balance sheet (including the notes thereto) of GAFRI as of December 31, 2006, (ii) for liabilities and obligations incurred since December 31, 2006 in the ordinary course of business consistent with past practice and not otherwise prohibited pursuant to this Agreement (none of which results from, arises out of, relates to or was caused by any breach of contract, tort, infringement or violation of Applicable Law) or (iii) for liabilities and obligations incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, neither GAFRI nor any Subsidiary of GAFRI has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for such liabilities and obligations which could not reasonably be expected to have a GAFRI Material Adverse Effect.
     Section 4.7 SEC Filings. GAFRI has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC since December 31, 2004 (collectively, including any exhibits and schedules thereto and all documents incorporated by reference therein, the “GAFRI SEC Documents”). None of the GAFRI SEC

Documents (other than the financial statements and notes and schedules thereto contained therein, as to which representations and warranties are made in Section 4.8), as of their respective filing and effective dates (or, if amended prior to the date of this Agreement, as of the respective filing and effective dates of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such GAFRI SEC Documents (as amended prior to the date of this Agreement, if amended prior to the date of this Agreement) complied in form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed.
     Section 4.8 Financial Statements; No Undisclosed Liabilities.
     (a) The consolidated financial statements of GAFRI (including any notes and schedules thereto) included in the GAFRI SEC Documents (i) complied as of their respective dates as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing and effectiveness thereof, (ii) were prepared in accordance with GAAP as in effect on the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) during the periods involved, (iii) are consistent, in all material respects, with the books and records of GAFRI and its Subsidiaries, and (iv) fairly present, in all material respects, the consolidated financial position of GAFRI and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end and audit adjustments which were not expected to be material in amount).
     (b) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of GAFRI included in its annual report on Form 10-K for the fiscal year ended December 31, 2006, (ii) as set forth, reflected or reserved against in any consolidated balance sheet (including the notes thereto) of GAFRI included in any other GAFRI SEC Documents filed with the SEC after the filing date of such annual report, (iii) for liabilities and obligations incurred since December 31, 2006 in the usual, regular and ordinary course of business consistent with past practice and not otherwise prohibited pursuant to this Agreement or (iv) for liabilities and obligations incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, neither GAFRI nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except in each case for such liabilities and obligations which could not reasonably be expected to have a GAFRI Material Adverse Effect.
     (c) The annual statement for the fiscal year ended December 31, 2006 of each Material Subsidiary that is an insurance company, copies of which have been made available to Parent prior to the date hereof, fairly present in all material respects each such Material Subsidiary’s respective financial condition as of the dates thereof and their respective results of operations and cash flows for the periods then ended in conformity with SAP, except as may be reflected in the notes thereto and subject to normal year-end adjustments. The other information contained in such annual statements presents in all material respects the information required to be contained therein in conformity with SAP consistently applied.
     Section 4.9 Proxy Statement. None of the information contained in the Proxy Statement (and any amendments thereof or supplements thereto) will at the time of the mailing of the Proxy Statement to GAFRI’s stockholders, at the time of the Special Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by GAFRI with respect to statements made or omitted in the Proxy Statement relating to Parent, GAC or their respective Affiliates based on information supplied in writing by Parent, GAC or their respective Affiliates for inclusion in the Proxy Statement.
     Section 4.10 Absence of Material Adverse Changes, etc. Other than as disclosed in the GAFRI SEC Filings and in connection with or arising out of this Agreement, and the transactions and other agreements contemplated hereby, since December 31, 2006, each of GAFRI and each Subsidiary of GAFRI has conducted its business in all material respects only in the ordinary course consistent with past practice, and there has not been (i) a GAFRI Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any change in accounting methods, principles or practices by GAFRI or any of its Subsidiaries, except for such changes required by changes in GAAP or in SAP, as applicable, (v) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by GAFRI or any Subsidiary of GAFRI which is not covered by insurance or (vi) any material amendment of any of the Plans of GAFRI.
     Section 4.11 Environmental Matters. Except as disclosed in the GAFRI SEC Filings: (i) GAFRI and its Subsidiaries are in compliance with all applicable Environmental Laws, (ii) the operations of GAFRI and its Subsidiaries have not resulted in any contamination of any property currently owned or operated by GAFRI or any of its Subsidiaries (including soils, groundwater or surface water) with any Hazardous Substance which contamination would require remediation pursuant to any Environmental Law, (iii) to the Knowledge of GAFRI, no property currently or formerly owned or operated by GAFRI or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination would require remediation pursuant to any Environmental Law, (iv) to the Knowledge of GAFRI, GAFRI and its Subsidiaries have not arranged for the treatment or disposal of any Hazardous Substance on any Third Party property undergoing cleanup pursuant to Environmental Laws, (v) neither GAFRI nor any of its Subsidiaries have received any written notice, demand, letter, claim or request for information alleging that GAFRI or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law and (vi) neither GAFRI nor any of its Subsidiaries are subject to any written order, decree, injunction or indemnity with any Governmental Entity or any Third Party relating to liability under any Environmental Law or relating to Hazardous Substances. This Section 4.11 sets forth the sole representations and warranties of GAFRI with respect to environmental or workplace health or safety matters, including all matters arising under Environmental Laws.

     Section 4.12 Employee Benefit Plans.
     (a) GAFRI does not sponsor or maintain any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (the “Plans”) other than, or in addition to, the “employee benefit plans” which are sponsored and maintained by Parent and in which GAFRI participates. GAFRI has no legally binding plan or commitment to create any additional Plan or modify or change any existing Plan that would be reasonably expected to result in material liabilities to GAFRI, except as may be required by Applicable Law or to avoid adverse tax consequences under Section 409A of the Code.
     (b) With respect to any Plans that were sponsored or maintained by GAFRI prior to GAFRI’s participation in Plans sponsored or maintained by AFG (the “Prior Plans”), GAFRI has not incurred and does not reasonably expect to incur (i) any material liability under Title IV of ERISA, including any such liability arising out of proceedings instituted by the PBGC, or (ii) any material liability under Title I of ERISA. No Prior Plan is a “multiemployer plan” (as such term is defined in section 3(37) of ERISA).
     (c) No employee, director or consultant of GAFRI or any Subsidiary of GAFRI is or will become entitled to death or medical post-employment benefits by reason of service to GAFRI or its Subsidiaries, other than coverage mandated by section 4980B of the Code or similar state law, where the payment of any such benefits would reasonably be expected to have a GAFRI Material Adverse Effect.
     Section 4.13 Litigation; Compliance with Laws.
     (a) As of the date of this Agreement, except as disclosed in the GAFRI SEC Filings, there is no action, suit, proceeding or investigation pending or, to the Knowledge of GAFRI, threatened against GAFRI or any Subsidiary of GAFRI that could reasonably be expected to have a GAFRI Material Adverse Effect.
     (b) Each of the GAFRI and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.
     Section 4.14 Intellectual Property. Except for software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms, GAFRI and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, “Intellectual Property Rights”) as are necessary in connection with the business of GAFRI and its Subsidiaries, taken as a whole, except where the failure to so own or have a valid right to use such Intellectual Property Rights could not reasonably be expected to have a GAFRI Material Adverse Effect. Neither GAFRI nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any Third Party, except where such infringement, misappropriation or violation could not reasonably be expected to have a GAFRI Material Adverse Effect. To the

Knowledge of GAFRI, no Third Party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to GAFRI or any of its Subsidiaries, except where such infringement, misappropriation or violation could not reasonably be expected to have a GAFRI Material Adverse Effect.
     Section 4.15 Labor and Employment. To the Knowledge of GAFRI, GAFRI and its Subsidiaries are in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, except for such violations which could not reasonably be expected to have a GAFRI Material Adverse Effect. Neither GAFRI nor any of its Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and no such investigation is in progress which could reasonably be expected to have a GAFRI Material Adverse Effect.
     Section 4.16 Opinion of Financial Advisors. The Special Committee has received the opinion of its independent financial advisors, Cochran Caronia Waller, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the stockholders of GAFRI other than Parent and its Affiliates.
     Section 4.17 Finders’ and Other Fees. Except for Cochran Caronia Waller, there is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized to act on behalf of, the GAFRI Board, GAFRI, or any employee or consultant of GAFRI, that would be entitled to any fee, commission, sale bonus or similar payment from the GAFRI Board, GAFRI, Parent, GAC or any of Parent’s or GAC ‘s Affiliates upon consummation of the Transactions.
     Section 4.18 State Takeover Statutes. The GAFRI Board has approved and adopted this Agreement and the Transactions, including the Merger, and to the extent such statutes are applicable, has taken all action necessary to render all State takeover statute or similar charter or bylaw provisions inapplicable to the Merger, the execution and delivery of this Agreement or the consummation of the Transactions.
     Section 4.19 Reserves. The loss and loss adjustment expense reserves of GAFRI and the Subsidiaries reflected on GAFRI’s December 31, 2006 balance sheet included in the financial statements that are in GAFRI SEC Documents have been prepared in accordance with loss reserving standards and principles accepted for use in the preparation of GAAP financial statements and the loss and loss adjustment expense reserves of the Subsidiaries of GAFRI that are insurance companies reflected on their respective December 31, 2005 balance sheets included in their annual statements filed with the respective insurance departments of their domiciliary states have been prepared in accordance with SAP, applied on a consistent basis, except where such accounting practices have been amended, supplemented or otherwise prescribed by the appropriate Governmental Authority.
     Section 4.20 [Reserved]
     Section 4.21 Investment Company. GAFRI is not an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

     Section 4.22 No Downgrading of Rating. As of the date hereof, there has not occurred any downgrading since January 1, 2006, nor has GAFRI become aware of any pending or threatened downgrading, of GAFRI’s or any of its Subsidiaries’ rating by A.M. Best.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND GAC
     Each of Parent and GAC (each, an “Acquiror Entity”; together, the “Acquiror Entities”) hereby jointly and severally represents and warrants to GAFRI as follows (such representations and warranties of GAC to be true, correct and complete as of the date that GAC executes and delivers the Agreement to GAFRI):
     Section 5.1 Organization. Each Acquiror Entity is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority and all necessary governmental approval to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to have an Acquiror Entity Material Adverse Effect. Each Acquiror Entity is duly qualified or licensed to do business and is in good standing (or the local law equivalent) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing (or the local law equivalent) could not reasonably be expected to have an Acquiror Entity Material Adverse Effect.
     Section 5.2 Authorization. Each Acquiror Entity has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement, the consummation by the Acquiror Entities of the Transactions, and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved and adopted by the Board of Directors of each Acquiror Entity, and no other corporate proceedings (such as approval by the stockholders of Parent) on the part of either Acquiror Entity are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger as required by the DGCL). Parent, as the sole stockholder of GAC, has approved and adopted this Agreement and the Transactions, including the Merger. This Agreement has been duly executed and delivered by each Acquiror Entity and constitutes, assuming due authorization, execution and delivery of this Agreement by GAFRI, a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 5.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, the DGCL, the Exchange Act, state blue sky and securities or takeover laws, neither the execution, delivery or performance of this Agreement by each Acquiror Entity nor the consummation by each Acquiror Entity of the Transactions will (i)

conflict with or result in a breach of any provision of the charter or bylaws of such Acquiror Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, vesting, amendment, cancellation or acceleration or impose on either of the Acquiror Entities any obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Contract to which any Acquiror Entity is a party or by which it or its assets is bound, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of either Acquiror Entity or (iv) violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which such Acquiror Entity is subject, excluding from the foregoing clause (ii) such conflicts, requirements, defaults, failures, breaches, rights or violations that could not reasonably be expected to have an Acquiror Entity Material Adverse Effect.
     Section 5.4 Proxy Statement. None of the information relating to the Acquiror Entities and supplied by either Acquiror Entity or its respective Affiliates specifically for inclusion in the Proxy Statement (and any amendments thereof or supplements thereto) will, at the time of the mailing of the Proxy Statement to the stockholders of GAFRI, at the time of the Special Meeting, and as of the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by any Acquiror Entity with respect to statements contained in the Proxy Statement relating to GAFRI.
     Section 5.5 Brokers. No broker, finder or investment banker has been retained by, or is authorized to act on behalf of Parent or GAC, and is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by either Acquiror Entity.
     Section 5.6 Sufficient Funds. Parent has, and at all times will continue to have, sufficient funds available to pay the Merger Consideration and to perform its other obligations pursuant to this Agreement.
     Section 5.7 No Prior GAC Operations. GAC was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
ARTICLE VI
COVENANTS OF THE PARTIES
     Section 6.1 Conduct of the Business of GAFRI. During the period from the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, GAFRI agrees, as to itself and each of its Subsidiaries, that (except as (i) expressly permitted or required by any other provision of this Agreement, (ii) as set forth in Section 6.1 of the GAFRI Disclosure Schedule, (iii) as required by any Applicable Law, (iv) as required by a Governmental Entity of competent jurisdiction, (v) to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):
     (a) Ordinary Course. GAFRI and each of its Subsidiaries shall in all material respects carry on its business in the usual, regular and ordinary course and consistent with past practice. Without limiting the foregoing, GAFRI and each of its Subsidiaries shall use commercially reasonable efforts to preserve substantially intact its present line of business, maintain its rights and franchises and preserve substantially intact its current relationships with customers, suppliers and others having business dealings with it and keep available the services of its present officers and employees, in each case to the end that its ongoing business shall not be impaired in a manner that would reasonably be expected to have a GAFRI Material Adverse Effect at the Effective Time.
     (b) Dividends; Changes in Share Capital. GAFRI shall not and shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly-owned Subsidiaries of GAFRI), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
     (c) Issuance of Securities. GAFRI shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock, other than (i) the issuance of shares of GAFRI Common Stock (1) upon the exercise of GAFRI Stock Options outstanding on the date of this Agreement in accordance with the terms of GAFRI Stock Option Plans in effect as of the date of this Agreement, (2) to directors for payment of a portion of their directors’ fees consistent with GAFRI’s past practice, (3) pursuant to the 401(k) Savings Plan or (4) under the Employee Stock Purchase Plan and the Agent Stock Purchase Plan or (ii) issuances by a wholly-owned Subsidiary of GAFRI of capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of GAFRI.
     (d) Governing Documents. GAFRI shall not amend or restate the GAFRI Certificate of Incorporation or the GAFRI Bylaws.
     (e) No Liens. GAFRI shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens (i) incurred in the usual, regular and ordinary course of business consistent with past practice and (ii) which could not reasonably be expected to have a GAFRI Material Adverse Effect.
     (f) Compensation; Severance. Except (i) as required by Applicable Law, (ii) to satisfy contractual obligations existing on the date hereof or (iii) in the usual, regular and ordinary course of business consistent with past practice, GAFRI shall not and shall not permit any Subsidiary to, (1) pay or commit to pay any severance or termination pay other than severance or termination pay that GAFRI or a Subsidiary agreed to pay prior to the date hereof, (2) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director or officer or key employee of GAFRI or any Subsidiary, (3) increase or commit to increase in any material respect any employee benefits payable to any director, officer or employee of GAFRI or any Subsidiary, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except as required by an existing Plan or Applicable Law), including any acceleration of vesting of stock options or (4) adopt or make any commitment to adopt any additional employee benefit plan.
     (g) Certain Prohibited Actions. GAFRI shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(h) of this Section 6.1, except as otherwise permitted by this Agreement.
Section 6.2 Stockholders’ Meeting; Proxy Material.
     (a) Subject to the next two sentences of this Section 6.2(a), GAFRI shall, acting through the GAFRI Board and in accordance with Applicable Law and the GAFRI Certificate of Incorporation and the GAFRI Bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and shall use reasonable efforts to solicit proxies in favor of approval of this Agreement and the Merger. The GAFRI Board and its Special Committee shall recommend that holders of shares of GAFRI Common Stock vote to adopt this Agreement and to approve the Merger; provided, however, that, notwithstanding anything in this Agreement to the contrary, the GAFRI Board or its Special Committee may determine (i) not to make or may withdraw, modify or change in any manner adverse to Parent or GAC such recommendation (a “Change in Recommendation”) and (ii) not to solicit proxies in favor of approval of this Agreement , Merger and the Transactions.
     (b) As promptly as practicable following the execution of this Agreement, GAFRI shall prepare and file with the SEC a proxy statement relating to the approval of the Merger by GAFRI’s stockholders (as amended or supplemented, the “Proxy Statement”). Parent, GAC and GAFRI shall cooperate with each other in connection with the preparation of the Proxy Statement. GAFRI will use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.
     (c) GAFRI shall as promptly as practicable notify Parent and GAC of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. Subject to the last two sentences of Section 6.2(a), GAFRI will use its commercially reasonable best efforts to cause the Proxy Statement to be mailed to GAFRI’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. GAFRI shall cooperate and provide Parent and GAC with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by GAFRI with the SEC and disseminated by GAFRI to the stockholders of GAFRI.
     Section 6.3 No Solicitation. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, GAFRI shall not (whether directly or indirectly through Affiliates, advisors, agents or other intermediaries), and GAFRI shall direct and cause its and its Subsidiaries’ respective officers, directors, Affiliates, advisors, representatives or other agents of GAFRI not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal that constitutes an Acquisition Proposal, or (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to GAFRI or its Subsidiaries or afford access to the properties, books or records of GAFRI or its Subsidiaries to, any Person.
     Section 6.4 Director and Officer Liability.
     (a) Parent shall, or shall cause the Surviving Corporation to, honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees or agents of GAFRI (the “Indemnitees”) as provided in their respective charters (or similar constitutive documents) or bylaws or in any indemnification agreement set forth in Section 6.4 of the GAFRI Disclosure Schedule and all such rights shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by Applicable Law or the Indemnitee affected thereby otherwise consents in writing thereto.
     (b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person covered at or prior to the Effective Time by GAFRI’s officers’ and directors’ liability insurance policy maintained by GAFRI and in effect as of the date hereof on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date hereof and described in Section 6.4 of the GAFRI Disclosure Schedule.
     (c) This Section 6.4 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.
     (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section

6.4, and none of the actions described in clause (i) or (ii) of this sentence shall be taken until such provision is made.
     (e) The obligations of GAFRI and the Surviving Corporation under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.4 applies without the consent of such affected Indemnitee.
     Section 6.5 Certain Filings. Parent, GAC and GAFRI shall cooperate with one another (i) in connection with the preparation and filing of the Proxy Statement, (ii) in connection with the preparation and filing of the Schedule 13E-3 by Parent, (iii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from any non-governmental Third Parties to any GAFRI Material Contracts, in connection with the consummation of the Transactions and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 6.5, GAFRI shall, and GAC shall, cause Parent (as their “ultimate parent entity”) to file, if required, with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the Transactions within ten (10) Business Days of the date of this Agreement, and, subject to Section 6.5(c), each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization that is necessary to enable the parties to consummate the Transactions. Further, without limiting the provisions of this Section 6.5, Parent shall promptly make any and all other filings and submissions of information with the Insurance Regulatory Authorities which are required or requested by Insurance Regulatory Authorities to obtain the approvals required by such Insurance Regulatory Authorities to consummate the Transactions. GAFRI agrees to furnish Parent with such information and reasonable assistance as Parent may reasonably request in connection with its preparation of the Form A filings and other filings or submissions. Parent shall keep GAFRI apprised on a timely basis in reasonable detail of its actions with respect to all such filings and submissions and shall provide GAFRI with copies of any Form A filings and other filings or submissions in connection with the transactions contemplated by this Agreement.
     (a) Subject to Section 6.5(c), (i) GAFRI, Parent and GAC shall each use its best efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transactions as violative of any Regulatory Law, GAFRI, Parent and GAC shall each cooperate in all respects and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by pursuing all reasonable avenues of administrative and judicial appeal.
     (b) Each of GAFRI, Parent and GAC shall (i) subject to any restrictions under any Regulatory Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission and the Antitrust Division of the Department of Justice) with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity, (ii) unless required by Applicable Law, not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable, (iii) subject to any restrictions under any Regulatory Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine) and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law.
     Section 6.6 Best Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing shall limit a party’s right to terminate the Agreement pursuant to Section 8.1 hereunder so long as such party has until such date complied with its obligations under this Agreement
     Section 6.7 Public Announcements. None of GAFRI, Parent, GAC, or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior approval of the other parties, except to the extent required by law or by any listing agreement with, or the policies of, a national securities exchange and after reasonable prior notice to the other parties hereto.
     Section 6.8 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Transactions, each of GAFRI, Parent and GAC shall use its respective reasonable best efforts to secure such approvals and will take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Transactions.
     Section 6.9 Certain Notifications. Between the date hereof and the Effective Time, GAFRI shall promptly notify Parent and GAC of (i) any notice or other communication from any

Person alleging that the consent of such Person is or may be required in connection with the Transactions, other than where the failure to obtain such consent could not reasonably be expected to have a GAFRI Material Adverse Effect, (ii) any notice or communication from any Governmental Entity in connection with the Transactions and (iii) any action, suit, charge, complaint, grievance or proceeding commenced or, to GAFRI’s Knowledge, threatened against GAFRI which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or which relates to the consummation of the Transactions. Between the date hereof and the Effective Time, Parent and GAC shall promptly notify GAFRI of any action, suit, charge, complaint, grievance or proceeding commenced or, to the Knowledge of Parent or GAC, threatened against Parent or GAC which relates to the consummation of the Transactions. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VII.
     Section 6.10 Third Party Consents. Between the date hereof and the Effective Time, GAFRI shall use commercially reasonable efforts to obtain the third party consents set forth in Section 4.3 of the GAFRI Disclosure Schedule.
     Section 6.11 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the GAFRI Common Stock from the New York Stock Exchange and terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.
     Section 6.12 Guarantee of GAFRI Indebtedness. Parent shall execute any and all documents deemed necessary or advisable in the opinion of Parent or its counsel in order to guarantee, effective as of the Effective Time, the indebtedness listed on Exhibit 6.12 of GAFRI and GAFRI’s Subsidiaries.
     Section 6.13 Formation of GAC. Parent shall duly form GAC as a wholly owned subsidiary of Parent incorporated in the State of Delaware and shall cause GAC to execute and deliver this Agreement prior to the Closing. For the avoidance of doubt, the failure of GAC to execute this Agreement on the date hereof shall not call into question the binding and enforceable nature of this Agreement among those parties who have executed and delivered this Agreement as of the date hereof. Parent shall cause the Board of Directors of GAC to approve and adopt this Agreement and shall vote its shares or consent in writing to the adoption of this Agreement in its capacity as the sole stockholder of GAC.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of GAFRI, Parent and GAC to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:
     (a) The GAFRI Stockholder Approval shall have been obtained at the Special Meeting.

     (b) The waiting period applicable to the consummation of the Merger under the HSR Act, if any, and under any other Applicable Laws shall have expired or been terminated, and if the SEC shall have reviewed and/or provided comments to the Proxy Statement, such comments and any related issues or matters with the SEC shall have been resolved.
     (c) Other than the filing provided for in Section 2.3, all notices, reports and other filings required to be made prior to the Effective Time by GAFRI or Parent or any of its Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by GAFRI or Parent or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other Transactions by GAFRI, Parent and GAC shall have been made or obtained (as the case may be).
     (d) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Merger, and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such judgment, decree, injunction or other order to prohibit the consummation of the Merger.
     Section 7.2 Conditions to GAFRI’s Obligation to Effect the Merger. The obligation of GAFRI to effect the Merger shall be further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:
     (a) The representations of Parent and GAC contained in the first sentence of Section 5.1 (Organization) and in Section 5.2 (Authorization) shall be true and correct in all respects with regard to any such representations containing the qualifications “materially” or “material” or any other qualifications based on such terms or based on the defined term Acquiror Entity Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). The representations and warranties of Parent and GAC contained in this Agreement other than those listed in the preceding sentence shall be true and correct in all respects when made and as of the Effective Time as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Acquiror Entity Material Adverse Effect,” except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have an Acquiror Entity Material Adverse Effect.
     (b) Parent and GAC shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by them at or prior to the Effective Time pursuant to the terms hereof.
     (c) GAFRI shall have received certificates signed on behalf of Parent and GAC by an executive officer of each of Parent and GAC, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
     Section 7.3 Conditions to Parent’s and GAC’s Obligations to Effect the Merger. The obligations of Parent and GAC to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by Applicable Law, the waiver on or prior to the Closing of each of the following conditions:
     (a) The representations of GAFRI contained in the first sentence of Section 4.1 (Organization), in Section 4.2 (Authorization) and in Section 4.4 (Capitalization) shall be true and correct in all respects with regard to any such representations containing the qualifications “materially” or “material” or any other qualifications based on such terms or based on the defined term GAFRI Material Adverse Effect, and shall be true and correct in all material respects, both individually and in the aggregate, with regard to any representation not so qualified, in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). The representations and warranties of GAFRI contained in this Agreement other than those listed in the preceding sentence shall be true and correct in all respects when made and as of the Effective Time as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “GAFRI Material Adverse Effect,” except where the failure of all such representations and warranties to be true and correct could not reasonably be expected to have a GAFRI Material Adverse Effect.
     (b) GAFRI shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.
     (c) Parent and GAC shall have received certificates signed on behalf of GAFRI by an executive officer of GAFRI, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after obtaining GAFRI Stockholder Approval, by action taken by the Board of Directors of the terminating party or parties:
     (a) by mutual written consent of Parent and GAFRI;

     (b) by GAFRI or Parent, if the Closing shall not have occurred on or before September 30, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;
     (c) by GAFRI or Parent, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable;
     (d) by GAFRI or Parent, if at the Special Meeting or any adjournment thereof the GAFRI Stockholder Approval shall not have been obtained;
     (e) by GAFRI, if there is a breach by Parent or GAC of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by Parent or GAC, as the case may be, of written notice from GAFRI of such breach;
     (f) by Parent, if there is a breach by GAFRI of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by GAFRI of written notice from Parent and GAC of such breach; or
     (g) by Parent, if the GAFRI Board or any committee (including the Special Committee) thereof shall have effected a Change in Recommendation.
The party desiring to terminate this Agreement shall give written notice of such termination to the other party.
     Section 8.2 Effect of Termination. If this Agreement is terminated by either GAFRI, or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of GAFRI, Parent or GAC or their respective officers or directors, except as provided in this Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither GAFRI nor Parent or GAC shall be relieved or released from any liabilities or damages arising out of any willful or knowing breach of this Agreement.
     Section 8.3 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) Business Day shall have elapsed after the same shall have been deposited with such service or (iii) if by fax, on the day on which such fax was sent; provided, that a copy is sent the same day by overnight courier or express mail service.
If to GAFRI, to:
Great American Financial Resources, Inc.
250 East Fifth Street, 10th Floor
Cincinnati, Ohio 45202
Attention: Mark F. Muething, Esq.
Telephone: (513) 333-5515
Facsimile: (513) 357-3397
with a copy (which shall not constitute notice) to:
Squire Sanders & Dempsey LLP
312 Walnut Street, Suite 3500
Cincinnati, Ohio 45202
Attention: Stephen C. Mahon, Esq.
Telephone: (513) 361-1200
Facsimile: (513) 361-1201
If to Parent or GAC, to:
c/o American Financial Group, Inc.
One East Fourth Street, Ninth Floor
Cincinnati, Ohio 45202
Attention: James C. Kennedy, Esq.
Telephone: (513) 579-2538
Facsimile: (513) 579-0108
with a copy (which shall not constitute notice) to:
Keating Muething & Klekamp PLL
One East Fourth Street
Suite 1400
Cincinnati, Ohio 45202
Attention: Edward E. Steiner, Esq.
Telephone: (513) 579-6467
Facsimile: (513) 579-6457.
     Section 9.2 Non-Survival of Representations, Warranties and Covenants. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or, except as provided in Section 8.2, the termination and abandonment of this Agreement pursuant to Section 8.1 hereunder. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.
     Section 9.3 Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, a reference herein: (i) to an Article or Section means an Article and Section of this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
     Section 9.4 Amendments, Modification and Waiver.
     (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Boards of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by GAFRI, Parent and GAC or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that, after GAFRI Stockholder Approval has been obtained, there shall not be made any amendment that by Applicable Law requires further approval by GAFRI’s stockholders without such further approval.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.
     Section 9.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that none of GAFRI, Parent or GAC may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part (whether by operation of law or otherwise), without the consent of the other parties hereto. Notwithstanding anything to the contrary herein, Parent may assign any of its rights hereunder to any Subsidiary of Parent.
     Section 9.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, and to seek an injunction or injunctions to prevent a breach of this Agreement.

     Section 9.7 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).
     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts located in the City of Cincinnati, Ohio in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7(c).
     Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto, and the application of such other conditions and provisions to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
     Section 9.9 Third Party Beneficiaries. Except as provided in Section 6.4, this Agreement is solely for the benefit of GAFRI and its successors and permitted assigns, with respect to the obligations of Parent and GAC under this Agreement, and for the benefit of Parent and GAC, and their respective successors and permitted assigns, with respect to the obligations of GAFRI under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.
     Section 9.10 Entire Agreement. This Agreement, including the recitals, exhibits and schedules hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.
     Section 9.11 Counterparts; Fax Signatures; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the Transactions contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
(Remainder of page intentionally blank; signature page follows.)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN FINANCIAL GROUP, INC.
By:	/s/ James C. Kennedy
Name: James C. Kennedy
Title: Vice President

GAFRI ACQUISITION CORP.
By:	/s/ James C. Kennedy
Name: James C. Kennedy
Title: Vice President

GREAT AMERICAN FINANCIAL RESOURCES, INC.
By:	/s/ Mark F. Muething
Name: Mark F. Muething
Title: Executive Vice President

Appendix B
May 17, 2007
Special Committee of the Board of Directors of Great American Financial Resources, Inc.
250 East Fifth Street, 10th Floor
Cincinnati, OH 45202
Ladies and Gentlemen:
     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (collectively the “Stockholders”) of Great American Financial Resources, Inc. (the “Company”) of $24.50 per share in cash (the “Per Share Merger Consideration”) proposed to be paid to the Stockholders pursuant to the Agreement and Plan of Merger substantially in the form of the draft dated May 14, 2007 (the “Merger Agreement”) among the Company, American Financial Group, Inc. (“AFG”) and GAFRI Acquisition Corp., a wholly-owned subsidiary of AFG (“GAC”). Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, (i) GAC will merge with and into the Company, with the Company being the surviving company and becoming a wholly-owned subsidiary of AFG (the “Merger”) and (ii) each outstanding share of the Company’s outstanding common stock will be converted into the right to receive the Per Share Merger Consideration upon consummation of the Merger. You have not asked us to express, and we are not expressing, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the Merger. For purposes of this opinion, the term “Stockholders” does not include (i) AFG and its affiliates, (ii) the Company or any of its affiliates with respect to shares held in treasury or (iii) holders of shares who have properly exercised dissenters’ rights under the Delaware General Corporation Law, if any, and our opinion does not address the fairness of the Merger or of any consideration to be received by any such party.
     We are familiar with the Company, having acted as advisor to Ceres Group Inc. in its sale to the Company in August 2006.
     In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement; (b) certain historical financial statements of the Company as of and for each of the five years ended December 31, 2002 through December 31, 2006 and certain unaudited historical financial statements of the Company as of and for the quarter ended March 31, 2007; (c) certain internal business, operating and financial information and forecasts of the Company (the “Forecasts”) prepared by the management of the Company; (d) information regarding certain publicly traded comparable companies; (e) information regarding publicly available financial terms of certain transactions we deemed comparable to the Merger; (f) current and historical market prices and trading volumes of the common stock of the Company; and (g) certain other publicly available information on the Company and AFG. We have also held discussions with members of the management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.
     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion. We are not actuaries and our services did not include any actuarial determinations or evaluations by us. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. In addition, we did not make an independent evaluation of, and express no view as to, the adequacy of the reserves of the Company nor have we reviewed any individual insurance claims files or contracts relating to the Company.
     We have been advised by the management of the Company that the Forecasts examined by us have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company. In that regard, we have assumed, with your consent, that the Forecasts will be realized in the amounts and at the times contemplated thereby. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.
     Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal, tax and regulatory matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company. We were not requested to, nor did we, solicit third party indications of interest in respect of the proposed Merger.
     Cochran Caronia Waller LLC and its affiliates are regularly engaged in the valuation of insurance company securities in connection with business combinations, investments and other transactions. As specialists in the securities of companies in the insurance industry, Cochran Caronia Waller LLC has experience in, and knowledge of, the valuation of such enterprises. We expect to receive a fee for our services in connection with the Merger, a portion of which is due upon our issuance of this opinion. In addition, the Company has agreed to reimburse our customary expenses and indemnify us against certain liabilities arising out of our engagement. Other than the fees described above, we will not receive any other payment or compensation.
     In the ordinary course of business, we or our affiliates may actively trade the equity securities of the Company and AFG for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
     We are expressing no opinion herein as to the price at which the common stock of the Company and AFG will trade at any future time or as to the effect of the Merger on the trading price of the common stock of the Company or of AFG. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of AFG by stockholders within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of AFG or in the insurance industry, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties having an interest therein.
     Our investment banking services and our opinion were provided solely for the internal and confidential use and benefit of the Special Committee of the Board of Directors and senior management of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Company of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. It is understood that this letter may not be summarized, described, reproduced, disseminated, quoted from, referred to or otherwise disclosed without our prior written consent, except that the opinion may be included in its entirety in submissions to state insurance regulatory authorities as required by applicable law or in a proxy statement or other filings required to be made with the Securities and Exchange Commission (“SEC”) and mailed to the stockholders of the Company with respect to the Merger, provided that we will have the right to review and approve in advance all such disclosures, including any description or reference to us or this opinion prior to any filing thereof with the SEC or any state insurance regulatory authority and prior to any dissemination to the Company’s stockholders.
     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders. This opinion has been approved by our fairness committee.

Very truly yours,

COCHRAN CARONIA WALLER LLC

Appendix C
§ 262. Appraisal rights.
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
          (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

SPECIAL MEETING OF SHAREHOLDERS OF
GREAT AMERICAN FINANCIAL RESOURCES, INC.
                    , 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.
1.	Proposal to adopt and to approve the Agreement and Plan of Merger, dated as of May 17, 2007, by and among Great American Financial Resources, Inc. (“GAFRI”), American Financial Group, Inc. (“AFG”) and GAFRI Acquisition Corp. (“GAC”), which provides for the merger of GAC, a wholly-owned subsidiary of AFG, with and into GAFRI, with GAFRI continuing as the surviving corporation, and the conversion of each outstanding share of common stock of GAFRI (other than shares held by stockholders who perfect their appraisal rights under Delaware law, shares held by GAFRI as treasury shares or otherwise and shares held by AFG or any subsidiary of AFG) into the right to receive $24.50 in cash.

2.	Proposal to adjourn the special meeting if necessary or appropriate.
To change the address on your account, please check the box at the right and indicate your new address in the address space above, Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Signature of Shareholder

Date:	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership name by authorized person.

GREAT AMERICAN FINANCIAL RESOURCES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Christopher P. Miliano and Mark F. Muething, and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Special Meeting of Shareholders of the Company to be held on                     , 2007, at 11:00 a.m., Eastern Time, and on such other matters as may properly come before the meeting, and any postponement or adjournment of such meeting thereof.
(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF SHAREHOLDERS OF
GREAT AMERICAN FINANCIAL RESOURCES, INC.
                    , 2007
PROXY VOTING INSTRUCTIONS
MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE – Call toll free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
You may enter your voting instructions at 1-800-PROXIES up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOU VOTE IN BLUE OR BLACK INK AS SHOWN HERE.
1.	Proposal to adopt and approve the Agreement and Plan of Merger, dated as of May 17, 2007, by and among Great American Financial Resources, Inc. (“GAFRI”), American Financial Group, Inc. (“AFG”) and GAFRI Acquisition Corp. (“GAC”), which provides for the merger of GAC, a wholly-owned subsidiary of AFG, with and into GAFRI, with GAFRI continuing as the surviving corporation, and the conversion of each outstanding share of common stock of GAFRI (other than shares held by stockholders who perfect their appraisal rights under Delaware law, shares held by GAFRI as treasury shares or otherwise and shares held by AFG or any subsidiary of AFG) into the right to receive $24.50 in cash.

2.	Proposal to adjourn the special meeting if necessary or appropriate.
To change the address on your account, please check the box at the right and indicate your new address in the address space above, Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Signature of Shareholder

Date:	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership name by authorized person.